UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.   )
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CMS Energy Corporation

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SEC 1913 (02-02)

CMS ENERGY CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2011

To Fellow Shareholders of CMS Energy Corporation:

The Annual Meeting of Shareholders of CMS Energy Corporation (the “Corporation”) will be held on Friday, May 20, 2011, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the annual meeting are to:

(1)	Elect to the Corporation’s Board of Directors the 10 director nominees identified in this Proxy Statement;

(2)	Consider an advisory vote on executive compensation;

(3)	Consider an advisory vote on the frequency with which an advisory vote on executive compensation should be held;

(4)	Consider a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2011;

(5)	Consider a shareholder proposal set forth at pages 41-43 in the accompanying proxy statement; and

(6)	Transact such other business as may properly come before the annual meeting, in accordance with the procedures required to be followed under our Bylaws.

The Board of Directors recommends a vote “FOR” proposal 1, 2 and 4; and a vote “AGAINST” the shareholder proposal. With respect to proposal 3, the Board of Directors recommends a vote “FOR” an annual (“one year”) frequency for future advisory votes on executive compensation. The proxy holders will use their discretion to vote on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2010, including the Form 10-K with our consolidated financial statements, accompanies this proxy statement, unless you have previously requested internet access rather than a paper copy.

If you were a shareholder of record at the close of business on March 25, 2011, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize our costs by promptly voting via telephone or the Internet. We strongly encourage you to cast your proxy vote and exercise your right as a shareholder.

All shareholders are invited to attend our annual meeting. Shareholders interested in attending the annual meeting must present proof of current CMS Energy stock ownership (such as a recent account statement) and photo identification prior to being admitted to the meeting.

By Order of the Board of Directors

Catherine M. Reynolds
Corporate Secretary

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201

April 8, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 20, 2011.

The proxy statement and annual report to shareholders are available at: www.cmsenergy.com.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2011 ANNUAL MEETING AND VOTING	Page 1
CORPORATE GOVERNANCE	Page 4
Background	Page 4
Boards of Directors	Page 4
Board Leadership Structure / Risk Oversight Function / Compensation Risk	Page 4
Director Independence	Page 5
Majority Voting Standard	Page 6
Codes of Ethics	Page 6
Board Communication Process	Page 6
Related Party Transactions	Page 7
Hedging	Page 7
Board and Committee Information	Page 7
PROPOSAL 1: ELECT 10 MEMBERS TO THE CORPORATION’S BOARD OF DIRECTORS	Page 10
VOTING SECURITY OWNERSHIP	Page 13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	Page 14
COMPENSATION DISCUSSION AND ANALYSIS	Page 14
COMPENSATION AND HUMAN RESOURCES COMMITTEES REPORT	Page 25
COMPENSATION TABLES	Page 25
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	Page 38
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY WITH WHICH AN ADVISORY VOTE ON EXECUTIVE COMPENSATION SHOULD BE HELD	Page 39
REPORT OF THE AUDIT COMMITTEES	Page 40
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 40
PROPOSAL 4: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 41
SHAREHOLDER PROPOSAL	Page 41
2012 PROXY STATEMENT INFORMATION	Page 43

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2011 ANNUAL MEETING AND VOTING

The Board of Directors of CMS Energy Corporation (“CMS” or the “Corporation”) solicits your proxy for our Annual Meeting of Shareholders. We are releasing this proxy statement and the enclosed proxy card to shareholders on or about April 8, 2011.

The terms “we” and “our” as used in this proxy statement generally refer to CMS and its collective affiliates, including its principal subsidiary, Consumers Energy Company (“Consumers”). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had the same individuals serve as members of both Boards of Directors and Committees of the Boards and adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also historically have significant overlap in executive management. Thus, in certain contexts in this proxy statement, the terms “we” and “our” refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference “Boards” and “Committees” and similar plural presentations to reflect these parallel structures of CMS and Consumers.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

(1) Elect 10 members to the Corporation’s Board of Directors. The nominees are: Merribel S. Ayres, Jon E. Barfield, Stephen E. Ewing, Richard M. Gabrys, David W. Joos, Philip R. Lochner, Jr., Michael T. Monahan, John G. Russell, Kenneth L. Way, and John B. Yasinsky (see Proposal 1 found later in this proxy statement);

(2) Consider an advisory vote on executive compensation (see Proposal 2 found later in this proxy statement);

(3) Consider an advisory vote on the frequency with which an advisory vote on executive compensation should be held (see Proposal 3 found later in this proxy statement);

(4) Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2011 (see Proposal 4 found later in this proxy statement); and

(5) Consider a shareholder proposal set forth at pages 41-43 in the proxy statement; and

(6) Transact such other business as may properly come before the annual meeting, in accordance with the procedures required to be followed under our Bylaws. The Board of Directors knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

Q:	Who is entitled to vote at the annual meeting?

A:	Only shareholders of record at the close of business on March 25, 2011, are entitled to vote at the annual meeting. As of March 25, 2011, the Corporation’s outstanding securities entitled to vote at the annual meeting consisted of a total of 250,773,361 shares of Common Stock ($.01 par value). Each outstanding share is entitled to one vote on each matter that comes before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote my shares?” below. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, stock exchange rules will determine whether your broker may vote your shares without first receiving instructions from you on an item being presented to shareholders for approval at the annual meeting.

Q:	Who may attend the annual meeting and are there any requirements I must meet in order to attend the meeting in person?

A:	Any shareholder of record as of March 25, 2011, may attend. You will be asked to register upon arrival at the meeting and will be required to present proof of current stock ownership (such as a recent account statement) and photo identification (such as a driver’s license) prior to being admitted to the meeting.

Q:	How do I vote my shares?

A:	If you hold your shares in your own name as a shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

• To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

• To vote by mail, complete your proxy card, sign and date it, and return it in the enclosed, postage-paid envelope.

You can help minimize our costs by promptly voting via telephone or the Internet.

If your shares are voted by proxy, the shares will be voted as you instruct. If you sign and return your proxy card, but do not give any specific voting instructions on your proxy card, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted or can I revoke my proxy?

A:	Yes. If you are a shareholder of record, you can revoke your signed proxy card at any time before it is voted at the annual meeting, either by signing and returning a proxy card with a later date or by attending the annual meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares by telephone or the Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or Internet vote.

If you are the beneficial owner of your shares, you may submit new voting instructions to your broker, bank or other nominee.

Q:	Is my vote confidential?

A:	Yes, CMS shareholder voting is confidential (except as may become necessary to meet applicable legal requirements or in the event a proxy solicitation in opposition to the election of the Corporation’s Board nominees is initiated). This is true for all beneficial holders. Confidentiality of the proxy voting process means:

• Anyone who has access to voting information will not discuss how any individual shareholder votes;

• Proxy cards and proxy forms are to be kept in a secure area so that no one has access to them except for the persons assigned to handle and tabulate the proxies;

• Whether a shareholder has or has not voted and how a shareholder votes is confidential;

• Any comments provided by shareholders are confidential. Specific comments and summaries of comments are provided to management, the Boards, and/or appropriate Committees of the Boards, but there is no disclosure of who made the comments; and

• Proxy voting tabulations will be provided to management and to others as appropriate, but the results provided will be only totals and meaningful subtotals.

Q:	What constitutes a quorum at the annual meeting?

A:	The presence of the holders of a majority of the outstanding shares of common stock in person or by proxy at the annual meeting will constitute a quorum, which is needed to transact any business.

Q:	How are votes counted for each item?

A:	The determination of approval of corporate action by the shareholders is based on votes “for” and “against” (or “withhold authority” in the context of the election of directors). In general, abstentions are not counted as “against” or “withhold authority” votes but are counted in the determination of a quorum.

With respect to Proposal 1 below, the election of each director requires approval from a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (see Corporate Governance, Majority Voting Standard later in this proxy statement for additional information about the application of this standard). On Proposals 2 and 4 and the shareholder proposal, approval requires votes “for” by a majority of the votes cast by the holders of shares entitled to vote thereon. With respect to Proposal 3, the frequency receiving the greatest number of votes — every one year, every two years or every three years — will be the advisory frequency that shareholders approve.

Under the New York Stock Exchange, Inc. (“NYSE”) listing standards, if your broker, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your broker, bank or other nominee has discretion to vote these shares on certain “routine” matters, such as the ratification of the independent registered public accounting firm. However, on director elections (Proposal 1) and other non-routine matters, such as the advisory vote on executive compensation and the advisory vote on the frequency with which the advisory vote on executive compensation should be held (Proposals 2 and 3) and the shareholder proposal, your broker, bank or other nominee must receive voting instructions from you, as they do not have discretionary voting power for those particular items. These “broker discretionary votes” are counted toward establishing a quorum. On “routine” matters, broker discretionary votes are counted toward determining the outcome of such matters.

Q:	What is “householding” and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name, unless we have received contrary instructions from such shareholders. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding,” will reduce the volume of duplicate information you receive and reduce our printing and postage costs. We will promptly deliver a separate copy of the annual report and proxy statement to any such shareholder upon written or oral request. A shareholder wishing to receive a separate annual report or proxy statement can notify CMS by contacting our Investor Services Department, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting our Investor Services Department, as described above.

Q:	Can I access CMS’ proxy materials via the Internet rather than receiving them in printed form?

A:	Yes. We offer shareholders of record the opportunity to access the proxy materials over the Internet rather than in printed form. You may access these materials at the following Internet address: www.cmsenergy.com. This gives shareholders faster delivery of these documents and saves CMS and its shareholders the cost of printing and mailing these materials.

Q:	Who pays the cost of soliciting proxies?

A:	The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. We have arranged for Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will amount to approximately $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Q:	How does a shareholder recommend a person for election to the Boards of Directors for the 2011 annual meeting?

A:	Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders’ recommendations will be provided to the Governance and Public Responsibility Committees for consideration. The information that must be included and the procedures that must be followed by a shareholder wishing to recommend a director candidate for the Boards’ consideration are the same as the information that would be required to be included and the procedure that would be required to be followed under our Bylaws if the shareholder wished to nominate that candidate directly. You may access the Bylaws at www.cmsenergy.com/corporategovernance. Accordingly, any recommendation submitted by a shareholder regarding a director candidate must be submitted within the time frame provided in the Bylaws for director nominations and must include (a) a statement from the proposed nominee that he or she has consented to the submission of the recommendation and (b) such other information about the proposed nominee that would be required by our Bylaws to be included in a notice to CMS were the shareholder intending to nominate such proposed nominee directly. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

CORPORATE GOVERNANCE

Background

The CMS and Consumers Boards of Directors have adopted Corporate Governance Principles (the “Principles”) that contain long-standing corporate and Board practices as well as SEC and NYSE standards. The Principles describe the role of the Boards and their Committees, the selection and role of the Chief Executive Officer (“CEO”), the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self-evaluation matters. The Boards have adopted Charters for each of their standing Committees, except the Executive Committees, that detail their purposes and duties, composition, meetings, resources and authority as well as other aspects of Committee activities. The Governance and Public Responsibility Committees are responsible for overseeing and reviewing the Principles at least annually, and recommending any proposed changes to the Boards for approval. Each Committee also reviews its Charter annually and recommends changes to the Governance and Public Responsibility Committee for review and recommendation to the Boards for approval.

The current versions of our Principles, the Charters of our standing Committees (other than the Executive Committees), and other corporate governance information, including our Employee and Director Codes of Conduct are available through our website at www.cmsenergy.com/corporategovernance.

Boards of Directors

The Boards provide oversight with respect to our overall performance, strategic direction and key corporate policies. They approve major initiatives, advise on key financial and business objectives, and monitor progress with respect to these matters. Members of the Boards are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by our CEO, Chief Financial Officer (“CFO”) and other officers. The Boards have five standing Committees, the principal responsibilities of which are described under Board and Committee Information below.

Board Leadership Structure / Risk Oversight Function / Compensation Risk

The Principles provide that the Boards have determined, for the present time, it is in the best interest of the Corporation to keep the offices of CEO and Chairman of the Board (“Chairman”) separate to enhance oversight responsibilities. The Boards believe that this leadership structure promotes independent and effective oversight of management on key issues relating to long-range business plans, long-range strategic issues and risks. In addition, when the Chairman is not considered independent under NYSE rules and our Principles, a Presiding Director is chosen by the independent directors, from among the independent directors, to coordinate the activities and preside at the executive sessions attended only by the independent members of the Boards. Mr. Joos, the current Chairman, is not a member of management but as former CEO he is not considered independent; therefore, Mr. Lochner serves as the Presiding Director.

The Boards’ risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation including operational, legal, regulatory, financial, strategic, compliance and reputational risks. The Executive Committee (consisting of the Chairman and each of the Chairs of the standing Committees of the Boards) met and reviewed the various risks faced by the Corporation to ensure that appropriate risk oversight processes were in place. The Corporation’s Executive Director of Risk explained the Corporation’s risk management practices, process and risk profile. In addition, the Executive Committee reviewed the risk oversight function of each Committee of the Boards and the adequacy of the level of risk management information presented to the full Boards. They determined the Boards would also receive a semi-annual risk management review from the Corporation’s Executive Director of Risk which would be in addition to the risk functions performed by the various Committees of the Boards. The risk oversight functions performed by the Committees include (1) a review by the Audit Committees of the risks associated with the Corporation’s operating and financial activities which have an impact on its financial and other disclosure reporting as well as a review of the Corporation’s policies on risk assessment, control and accounting risk exposure; (2) The Audit Committees’ review and approval of risk management policies; (3) a review by the Compensation and Human Resources Committees of the risks associated with the Corporation’s executive compensation policy and practices; and (4) The Compensation and Human Resources Committees’ review of management’s assessment of the likelihood that the Corporation’s incentive compensation plans will have a material adverse impact on the Corporation.

Management annually undertakes a comprehensive review of the compensation policies and practices throughout the organization in order to assess the risks presented by such policies and practices. Following this year’s review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on the Corporation. Management’s analysis and determination were presented to and reviewed by the Compensation and Human Resources Committees.

Director Independence

In accordance with NYSE standards and the Principles adopted by the Boards, a majority of the directors of each Board must be independent. A director is independent if the Boards affirmatively determine that he or she has no material relationships with CMS or Consumers and otherwise satisfies the independence requirements of the NYSE and our more stringent director independence guidelines included in our Principles posted at www.cmsenergy.com/corporategovernance. A director is “independent” under the NYSE listing standards if the Boards affirmatively determine that the director has no material relationship with CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. The Boards have established categorical standards to assist them in determining director independence. According to these standards, a director is independent if:

•	The director has no material relationship with CMS or Consumers (either directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers);

•	During the last three years, the director has not been an employee of CMS or Consumers, and an immediate family member of the director is not, and has not been within the last three years, an officer of CMS or Consumers;

•	During the last three years, the director or his or her immediate family member has not received more than $25,000 in direct compensation during any twelve-month period from CMS or Consumers other than payments for Board and Committee service or pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	The director or his or her immediate family member is not a current partner of a firm that is the internal or external auditor of CMS or Consumers; the director is not a current employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on the audit of CMS or Consumers within that time;

•	The director or his or her immediate family member is not, and has not been within the last three years, employed as an officer by another company where any of the present officers of CMS or Consumers at the same time serves or served on that company’s compensation committee; and

•	The director is not a current employee, and his or her immediate family member is not a current executive officer, of an entity that has made payments to or received payments from CMS or Consumers in an amount which exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other entity or CMS or Consumers in any of the last three fiscal years.

The Boards undertook their annual review of director and committee member independence, including a review of each director’s charitable affiliations vis-à-vis CMS and Consumers charitable contributions, including matching contributions, at their March 2011 meetings. During this review, the Boards considered any transactions, relationships or arrangements as required by the director independence guidelines included in our Principles. The Boards also reviewed transactions occurring between CMS or Consumers and any entity (or any subsidiary or such entity) on which one of our directors also serves as a director. The Boards identified the following relationships which they deemed were immaterial to such directors’ independence. Charitable contributions were made to organizations on which Messrs. Barfield, Gabrys and Monahan serve as directors. During the ordinary course of business, CMS and Consumers purchased services, commodities, materials or equipment from entities on which Messrs. Barfield, Gabrys, Lochner and Way serve as directors. With respect to Mr. Gabrys, the Board also considered CMS’ participation in a venture capital fund which supports the growth of venture capital in Michigan and on which Mr. Gabrys serves as a director. The Boards concluded that, except for Mr. Joos, the non-employee directors had no material relationships with either CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. The Boards affirmed the “independent” status (in accordance with the listing standards of the NYSE and the Principles) of each of the following 8 directors: Merribel S. Ayres, Jon E. Barfield, Stephen E. Ewing, Richard M. Gabrys, Philip R. Lochner, Jr., Michael T. Monahan, Kenneth L. Way and John B. Yasinsky. Mr. Russell is not independent due to his employment relationship with the Corporation. Mr. Joos is not independent because he has been an employee of the Corporation within the last three years.

Directors Ayres, Gabrys, Lochner, and Monahan serve on the Audit Committees of our Boards. Each member of the Audit Committee is independent as defined in NYSE rules and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Directors Ewing, Gabrys, Way and Yasinsky serve on the Compensation and Human Resources Committees of our Boards. Each of these directors satisfies the independence tests set forth in the regulations under Section 162 of the Internal Revenue Code (“IRC”) and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Majority Voting Standard

Under the Boards’ majority voting standard, as contained in the CMS Articles of Incorporation and the Principles, any director nominee who receives less than a majority of the votes cast by the Corporation’s shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director, without regard to the effect of abstentions. Upon receipt of such a tendered resignation, the Governance and Public Responsibility Committees shall consider and recommend to the Boards whether to accept or decline the resignation. The Boards will act on the Governance and Public Responsibility Committees’ recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Boards’ decision whether to accept or decline such director’s resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the standard will not be involved in either the Governance and Public Responsibility Committees’ recommendation or the Boards’ decision to accept or decline the resignation. Due to complications that arise in the event of a contested election of directors, this standard would not apply in that context, and the underlying plurality vote requirement of Michigan law would control director elections.

Codes of Ethics

CMS has adopted a code of ethics that applies to its CEO, CFO and Chief Accounting Officer (“CAO”), as well as all other officers and employees of the Corporation and its affiliates, including Consumers. CMS and Consumers have also adopted a Code of Conduct that applies to the members of the Boards. The codes of ethics, including our Employee Code of Conduct and Guide to Ethical Business Behavior and the Directors’ Code of Conduct can be found on our website at www.cmsenergy.com. The Governance and Public Responsibility Committees review the codes of ethics and recommend changes to the Board as appropriate. Our Code of Conduct and Guide to Ethical Business Behavior is administered by the Chief Compliance Officer (“CCO”), who reports directly to the Audit Committees of our Boards of Directors. The Audit Committees oversee compliance with the codes of ethics for employees and directors. Any alleged violation of the Directors’ Code of Conduct by a director will be investigated by disinterested members of the Audit Committee, or if none, by disinterested members of the entire Board. The Governance and Public Responsibility Committees recommend actions to the Boards in the event a determination is made that a director violated the Directors’ Code of Conduct. Any waivers of, or exceptions to, a provision of our Code of Conduct and Guide to Ethical Business Behavior that applies to our CEO, CFO, CAO or persons performing similar functions or waivers of, or exceptions to, a provision of our Directors’ Code of Conduct will be disclosed on our website at www.cmsenergy.com under “Compliance and Ethics.” No waivers were granted in 2010. The Code of Conduct and Guide to Ethical Business Behavior and the Directors’ Code of Conduct were amended in 2011 and the amended codes were posted on our website.

Board Communication Process

CMS and Consumers shareholders, employees or third parties can communicate with the Boards of Directors, Committees of the Boards or an individual director, including our Chairman, or our Board executive session Presiding Director, by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201. The Corporate Secretary will forward such communications to the Boards or the appropriate committees or director. Further information regarding shareholder, employee or other third-party communications with the Boards or their committees or individual members can be accessed at the Corporation’s website.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

•	send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201;

•	send an e-mail or other electronic communication via the external website www.ethicspoint.com, addressed to the appropriate party; or

•	call the CMS and Consumers Compliance Hotlines at either 1-800-CMS-5212 (an internally monitored line) or 1-866-ETHICSP (monitored by an external vendor).

All such communications will be reviewed by the CCO (who reports directly to the Audit Committees of the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

Related Party Transactions

CMS, Consumers or one of their subsidiaries may occasionally enter into transactions with certain related parties. “Related Parties” include directors or executive officers, beneficial owners of 5% or more of CMS Common Stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. We consider a related party transaction to have occurred when a Related Party enters into a transaction in which the Corporation is participating, the transaction amount is more than $10,000 and the Related Party has or will have a direct or indirect material interest (“Related Party Transaction”).

In accordance with our Board of Directors Code of Conduct and our Employee Code of Conduct and Guide to Ethical Business Behavior, Related Party Transactions must be pre-approved by the Audit Committees. In drawing its conclusion on any approval request, the Audit Committees should consider the following factors:

•	Whether the transaction involves the provision of goods or services to the Corporation that are available from unaffiliated third parties;

•	Whether the terms of the proposed transaction are at least as favorable to the Corporation as those that might be achieved with an unaffiliated third party;

•	The size of the transaction and the amount of consideration payable to a Related Party;

•	The nature of the interest of the applicable Related Party; and

•	Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment to the Corporation when disclosed.

The policies and procedures relating to the Audit Committees’ approval of Related Party Transactions are found in the Corporation’s Directors’ Code of Conduct and Employee Code of Conduct and Guide to Ethical Business Behavior which are available on our website at www.cmsenergy.com.

There were no Related Party Transactions in 2010.

Hedging

In accordance with our Employee Code of Conduct and Guide to Ethical Business Behavior and the Directors’ Code of Conduct, CMS and Consumers employees and directors may not engage in “trading” of CMS securities or sell “short” CMS securities or buy or sell puts or calls, hedges or other derivative securities relating to CMS securities, including compensatory awards of equity securities or CMS securities otherwise held, directly or indirectly, by those persons. For purposes of these Codes, “trading” means a combination or pattern of substantial or continuous buying and selling of securities with the primary objective of realizing short-term gains. Selling “short” is a technique in which investors bet on a stock price falling by selling securities they do not own with the understanding that they will buy them back, hopefully at a lower price.

Board and Committee Information

CMS’ Board of Directors met 8 times and Consumers’ Board of Directors met 9 times during 2010 (1 of which was a telephonic meeting). All incumbent directors attended 100% of the CMS and Consumers Boards and assigned committee meetings during 2010. Our Principles state the expectation that all Board members will attend all scheduled board and committee meetings, as well as the Annual Meeting of Shareholders. All Board members attended the 2010 Annual Meeting of Shareholders.

The Boards have five standing Committees including an Audit Committee, Compensation and Human Resources Committee, Finance Committee, Governance and Public Responsibility Committee and Executive Committee. The members and the responsibilities of the standing Committees of the Boards of Directors are listed below. Each committee is composed entirely of “independent” directors, as that term is defined by the NYSE listing standards and the Principles described above, other than the Executive Committees of which Mr. Joos serves as Chair. During 2010, no employee directors served on standing Board committees, though they regularly attend non-executive meetings of all Committees. According to the Principles, each year the Boards and each of their standing Committees conduct a performance evaluation of their respective previous year’s performance. The Boards also conduct individual director peer evaluations. The Principles are incorporated by reference into each committee Charter.

On a regularly scheduled basis, the independent directors meet in executive session (that is, with no employee director present) and may invite such members of management to attend as they determine appropriate. Mr. Joos is often invited to attend such sessions, especially since he became non-executive Chairman effective May 21, 2010. At least once each year, the independent directors meet in executive session without Mr. Joos present in conformance with the NYSE listing standards. In 2010, the independent directors met 6 times. Mr. Philip R. Lochner, Jr. was chosen by a ballot of the independent directors and named the Presiding Director of these executive sessions effective May 21, 2010, for a term of two years.

AUDIT COMMITTEES

Members: Michael T. Monahan (Chair), Merribel S. Ayres, Richard M. Gabrys, and Philip R. Lochner, Jr.

Meetings during 2010: CMS 7; Consumers 7

Each member of the Audit Committees is an independent director, and Messrs. Monahan, and Gabrys qualify as “audit committee financial experts” as such term is defined by the SEC. Ms. Ayres and Mr. Lochner have been determined to be “financially literate.”

The Audit Committees have a Charter which sets forth their various duties and is available through our website at www.cmsenergy.com/corporategovernance. The primary functions of the Audit Committees are to oversee the integrity of CMS’ and Consumers’ consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls and to retain CMS’ and Consumers’ independent auditors. The Audit Committees pre-approve all audit and non-audit services provided by the independent auditors, assess the independent auditors’ qualifications and independence and review the independent auditors’ performance. The Audit Committees also oversee compliance with applicable legal and regulatory requirements and with the Corporation’s Code of Conduct, and oversee our risk management policies, controls and exposures. In addition, the Audit Committees review the performance of the internal audit function and prepare the Audit Committee Report for inclusion in the annual proxy statement.

Mr. Gabrys and Mr. Lochner each serve on the audit committees of two public companies in addition to service on our Audit Committees. In accordance with NYSE requirements, our Boards of Directors have determined that Mr. Gabrys’ and Mr. Lochner’s simultaneous service on those other audit committees will not impair their ability to serve effectively on our Audit Committees.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

Members: John B. Yasinsky (Chair), Stephen E. Ewing, Richard M. Gabrys, and Kenneth L. Way

Meetings during 2010: CMS 6; Consumers 6

The Compensation and Human Resources Committees (the “Compensation Committees”) have a Charter which sets forth their various duties and is available through our website at www.cmsenergy.com/corporategovernance. The primary functions of the Compensation Committees are to review and approve the Corporation’s executive compensation structure and policies and set the CEO compensation level. The Compensation Committees review and recommend to the Boards incentive compensation plans, review and approve the grant of stock and other stock-based awards pursuant to the Corporation’s incentive plans and review and approve corporate financial and business goals and target awards, and the payment of performance bonuses, pursuant to the Corporation’s incentive plans. The Compensation Committees also produce an annual report of the Compensation Committee to be included in the Corporation’s proxy statement as required by SEC rules and regulations. In addition, the Compensation Committees are responsible for reviewing and approving the CEO’s selection of candidates for officer positions and recommending such candidates to the Boards for annual or ad hoc election as officers, reviewing and advising the Boards concerning the Corporation’s management succession plan and reviewing the Corporation’s organizational and leadership development plans and programs.

As part of the regular review process, the Compensation Committees directly retained Towers Watson as their independent executive compensation consultant until October 1, 2010, and subsequently engaged Pay Governance LLC (“Pay Governance”), to determine if our compensation arrangements with our executive officers are appropriate. Pay Governance is an independent executive compensation consulting firm created by former Towers

Watson executive compensation consultants. Annually, the Compensation Committees request information regarding compensation practices of the Compensation Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry. During the Compensation Committees’ review of the CEO’s and other officers’ compensation levels, the Compensation Committees considered the advice and information received from the compensation consultant; however, the Compensation Committees were responsible for determining the form and amount of our compensation programs. The Compensation Committees have specifically directed Pay Governance to obtain the approval of the Compensation Committees before undertaking any activity on behalf of the management of CMS or Consumers. Pay Governance is not performing any services on behalf of the management of CMS or Consumers.

FINANCE COMMITTEES

Members: Kenneth L. Way (Chair), Jon E. Barfield, Stephen E. Ewing, and Michael T. Monahan

Meetings during 2010: CMS 3; Consumers 3

The Finance Committees review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation. Their responsibilities include approving short- and long-term financing plans, approving financial policies relating to cash flow, capital structure and dividends, recommending Board action to declare dividends, reviewing potential project investments and other significant capital expenditures and monitoring the progress of significant capital projects.

GOVERNANCE AND PUBLIC RESPONSIBILITY COMMITTEES

Members: Philip R. Lochner, Jr. (Chair), Merribel S. Ayres, Jon E. Barfield, and John B. Yasinsky

Meetings during 2010: CMS 5; Consumers 5

The Governance and Public Responsibility Committees (the “Governance Committees”) have a Charter which sets forth their various duties and is available through our website at www.cmsenergy.com/corporategovernance. The primary functions of the Governance Committees are to establish and review the Principles, identify and recommend director candidates, review the operation and performance of the Boards and Committees and review environmental and public responsibility matters. The Governance Committees also review the codes of ethics and recommend actions to the Board in cases where directors have violated the Directors Code of Conduct. The Governance Committees considers director candidates recommended by shareholders if they are: submitted in writing to the Secretary of the Corporation within the required time frame preceding the shareholders meeting; include the candidate’s written consent to serve; and include relevant information about the candidate as provided in the Bylaws and as determined by the Governance Committees.

Director candidates are sought whose particular background, experiences or qualities meet the needs of the Boards as may be determined by the Boards from time to time. Director candidates must also demonstrate high standards of integrity, business ethics and mature judgment, which add value, perspective and expertise to the Boards’ deliberations. The Governance Committees have not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that they believe our directors must possess. Although the Governance Committees have not established a formal policy on diversity, the Boards and the Governance Committees believe it is important that our directors represent diverse viewpoints and backgrounds. The Governance Committees take a wide range of factors into account in evaluating the suitability of director candidates, including business experience; leadership skills; and regulated utility, governance, accounting, finance, legal, compensation and human resources experience which will bring a diversity of thought, perspective, approach and options to the Boards. The Governance Committees do not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. In 2010, the Governance Committees did not retain a search firm to assist in the identification and assessment of potential director candidates.

Shareholders can submit recommendations of nominees for election to the Boards of Directors by following the directions previously outlined in this proxy statement under the heading: GENERAL INFORMATION ABOUT THE 2011 ANNUAL MEETING AND VOTING.

EXECUTIVE COMMITTEES

Members: David W. Joos (Chair), Philip R. Lochner, Jr., Michael T. Monahan, Kenneth L. Way, and John B. Yasinsky

Meetings during 2010: CMS 0; Consumers 0

The primary function of the Executive Committees is to exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.

PROPOSAL 1: ELECT 10 MEMBERS TO THE CORPORATION’S BOARD OF DIRECTORS

The nominees for directors are proposed to serve on the Boards of Directors of each of CMS and Consumers, to hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder votes to “withhold authority” for the election of directors as provided in the enclosed proxy card, the returned proxy will be voted for the listed nominees. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Board or the number of directors constituting the full Board will be reduced accordingly. All of the nominees are currently serving as directors. The name, age and business experience of each nominee follows, as well as a description of the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that such nominee should serve as director. In addition to the qualifications listed below, each of the directors attended at least one continuing education program in 2010 sponsored by a recognized corporate governance organization.

Merribel S. Ayres, 59, has served since 1996 as president of Lighthouse Consulting Group, LLC. Lighthouse provides governmental affairs and communications expertise, as well as management consulting and business development services, to a broad spectrum of international clients. Within the past five years, she previously served as a director of Alliance Resource Partners, LP, a producer and marketer of coal. She has been a director of CMS Energy and of Consumers Energy since 2004.

Ms. Ayres served from 1988 to 1996 as chief executive officer of the National Independent Energy Producers, a Washington, DC, trade association representing the competitive power supply industry. With extensive experience in Washington, she was formerly director of governmental affairs for Champion International, press and public affairs officer for the National Commission on Air Quality, and a Congressional staffer. She is currently a director of the United States Energy Association (USEA), a member of the Aspen Institute Energy Policy Forum, the Dean’s Alumni Leadership Council of the Harvard Kennedy School, and a past member of the National Advisory Council of the National Renewable Energy Laboratory. She brings extensive expertise to the board as a result of her years of work on national legislative and regulatory issues, particularly in regard to energy and the environment.

Jon E. Barfield, 59, has served since 1981 as president and since 1995 as chairman and president of the Bartech Group, Inc. based in Livonia, Michigan, a talent acquisition and management firm which specializes in the placement of engineering and information technology professionals, business process consulting services, and managing the staffing requirements of regional, national and global corporations. Mr. Barfield currently serves as the presiding director of BMC Software, Inc. and as a director of Motorola Mobility Holdings, Inc. During the past five years, he previously served as a director of Dow Jones & Company, National City Corp., Tecumseh Products Company, and Granite Broadcasting Corp. He has been a director of CMS Energy and Consumers Energy since August 2005.

A graduate of Princeton University and Harvard Law School, Mr. Barfield brings to the board legal knowledge and experience, having practiced corporate and securities law at Sidley Austin LLP. His qualifications to serve as a director stem from his career and his varied service as a director with considerable experience regarding legal risk oversight and risk management, financial reporting, human resources, corporate governance, and mergers and acquisitions. He served for many years as chairman of the audit committee of the Princeton University Board of Trustees and he is currently a director of Blue Cross Blue Shield of Michigan and Business Leaders for Michigan.

Stephen E. Ewing, 67, retired in 2006 as vice chairman of DTE Energy, a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide and from 2001 to 2005 was the Group President of the Gas Division of DTE Energy. He currently serves on the board of National Fuel Gas Company, a diversified energy company and has been a director of CMS Energy and Consumers Energy since July 2009.

He brings to the board valuable hands-on experience in the regulated gas and electric utility business. He was the president and chief executive officer of Michigan Consolidated Gas Company until it was acquired by DTE Energy in 2001. He was the former president and chief operating officer of MCN Energy, and the former president and chief executive officer of Michigan Consolidated Gas Company. During his energy industry career, he also gained in-depth environmental experience related to exploration, production, drilling, mid-stream operations, and hybrid vehicles. He is a director of the Early Childhood Investment Corporation and AAA Michigan. He also serves as the immediate past chairman of The Skillman Foundation and chairman of the Auto Club Group.

Richard M. Gabrys, 69, is the former interim dean of the School of Business Administration of Wayne State University and the retired vice chairman of Deloitte. During his 42 years at Deloitte, he served a variety of public companies, especially automotive manufacturing companies, financial services institutions, public utilities, and health care entities. He is the Chief Executive Officer of Mears Investments, LLC, a private family investment group. He serves on the boards of La-Z-Boy Corporation, Massey Energy Company and TriMas Corporation. He served as a director of the Dana Corporation until January 2008. He has been a director of CMS Energy and Consumers Energy since May 2005.

As an active certified public accountant, member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants, the Boards benefit from Mr. Gabrys’ thorough knowledge and expertise in the accounting and financial services fields. In addition, he currently serves on the boards of Renaissance Venture Capital Fund, Detroit Regional Chamber, Alliance for a Safer Greater Detroit (Crime Stoppers), Ave Maria University, the Detroit Institute of Arts and the Karmanos Cancer Institute.

David W. Joos, 58, is Chairman of the Board of CMS Energy and Consumers Energy. He served from October 2004 to May 2010 as president and chief executive officer of CMS Energy and chief executive officer of Consumers Energy. Prior to that, he served from 2001 to 2004 as president and chief operating officer of CMS Energy and Consumers Energy; from 2000 to 2001 as executive vice president and chief operating officer — electric of CMS Energy; and from 1997 to 2000 as president and chief executive officer — electric of Consumers Energy. He is a director of Steelcase, Inc. and has been a director of CMS Energy and of Consumers Energy since 2001.

He brings to the Boards knowledge and experience gained throughout his 27 years with Consumers Energy and CMS Energy including his extensive knowledge and practical experience in engineering, operations and maintenance of power plants and utility systems. Managing a regulated utility has also built for him a solid foundation in utility regulation, governmental affairs, corporate governance, human resources and environmental expertise from which the board draws. Mr. Joos holds a bachelor’s degree in engineering science and a master’s degree in nuclear engineering from Iowa State University, and completed the Harvard Business School Program for Management Development in 1990. He has worked extensively in the nuclear power industry. He also currently serves on the boards of the Edison Electric Institute (EEI), the Michigan Manufacturers Association and is chairman of Business Leaders for Michigan.

Philip R. Lochner, Jr., 68, is a director of public companies, including CLARCOR Inc., Crane Co. and Gentiva Health Services, Inc. During the past five years, he previously served as a director of GTech Holdings, Inc., Apria Healthcare Group Inc., Adelphia Communications Corporation (which he joined after it filed for bankruptcy), Monster Worldwide, Inc., and Solutia Inc. He has been a director of CMS Energy and Consumers Energy since May 2005.

A Yale-educated attorney, he formerly practiced law with the New York firm of Cravath, Swaine & Moore LLP, served as a Securities and Exchange Commissioner, was general counsel and senior vice president of Time Inc., and former chief administrative officer of Time Warner Inc. A seminar speaker, author and consultant, his qualifications for service as a director include his experience in governmental affairs, law, compensation, human resources, mergers, acquisitions, and corporate governance. Mr. Lochner also has previously served as a director of Brooklyn Bancorp and American Television and Communications, as a member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers, and on the advisory board of Republic N.Y. Corp.

Michael T. Monahan, 72, has served since 1999 as president of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan-based consulting firm. He has been a director of CMS Energy and Consumers Energy since December 2002.

Mr. Monahan holds a bachelor’s degree in finance from the University of Notre Dame and a master’s degree in business from the University of Michigan. His qualifications for service on the Boards include his more than 35 years as a banking executive and a trustee to the Munder Funds which provide a sound understanding of the financial issues confronting the Company and industry. From October 1999 to December 2000, he was chairman of Munder Capital Management, an investment management company; from October 1999 until January 2000 he was chairman and chief executive officer of Munder Capital. Prior to that, he was president and a director of Comerica Bank from 1992 to 1999 and president and a director of Comerica Inc. from 1993 to 1999. He currently serves as director of Engineered Machined Products, Inc., as trustee of The Munder Funds Trust I and II, the Community Foundation for Southeast Michigan, Sacred Heart Major Seminary, and the Children’s Scholarship Fund.

John G. Russell, 53, has served since May 2010 as president and chief executive officer of CMS Energy and president and chief executive officer of Consumers Energy. Prior to that he served from October 2004 to May 2010 as president and chief operating officer of Consumers Energy; he served from December 2001 to July 2004 as executive vice president and president and chief executive officer — electric of Consumers Energy; and from July 2004 to October 2004 as executive vice president and president — electric and gas of Consumers Energy. He has been a director of CMS Energy and Consumers Energy since May 2010.

Mr. Russell is qualified to serve on the Boards based on the knowledge and experience acquired throughout his approximately 29 years with Consumers Energy. He has in-depth knowledge of all aspects of the utility. His vast experience within the regulated utility, hands-on experience and the leadership positions he has held have provided him with a perspective from which the Boards greatly benefit. Mr. Russell holds a bachelor’s degree from Michigan State University in business administration. In 1994, he completed the Harvard Business School Program for Management Development. He currently serves on the board of directors and the executive committee of the American Gas Association (AGA), and he serves on the Board of the Edison Electric Institute (EEI), the Association of Edison Illuminating Companies; and the boards of Grand Rapids-based The Right Place Inc., the Michigan Virtual University, and the Michigan Chamber of Commerce.

Kenneth L. Way, 71, retired as chairman of Lear Corporation, a Southfield, Michigan-based supplier of automotive interior systems to the automotive industry. He is a director of Cooper Standard Automotive. During the past five years, he previously served as a director of Comerica Inc. and WESCO International, Inc. He has been a director of CMS Energy and of Consumers Energy since 1998.

In his 38-year career with Lear and its predecessor companies, he held key positions in various engineering, manufacturing, and general management roles. Mr. Way served as chief executive officer of Lear from 1988 to 2000, and as Lear chairman from 1988 through 2002. His extensive background and knowledge in financial matters and investor relations coupled with the governmental, legal and governance expertise he gained over his career, qualify him to serve on the Boards.

John B. Yasinsky, 71, is the retired chairman and chief executive officer of OMNOVA Solutions Inc., a Fairlawn, Ohio-based developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. He is a director of TriState Capital Bank and TriState Capital Holdings, lead independent director of A. Schulman, Inc., and has been a director of CMS Energy and of Consumers Energy since 1994.

A former White House Fellow, he served from 1999 until his retirement in 2000 as chairman and chief executive officer of OMNOVA Solutions, Inc., and continued as chairman until February 2001. From 1994 to 1999 he was the chairman and chief executive officer of GenCorp; and for three decades prior, worked in various positions for Westinghouse Electric Corporation, including serving as group president. His qualifications to serve on the board derive from his prior positions, which provided him with in-depth experience in supplying power systems equipment and services to regulated utilities and in project management for alternative energy technologies such as solar, wind, fuel cells, coal gasification, waste-to-energy, geothermal, nuclear, and waste processing.

YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

VOTING SECURITY OWNERSHIP

As of March 25, 2011, the beneficial owners of 5% or more of CMS Common Stock entitled to vote at the Annual Meeting and known to use were:

			Number of Shares Beneficially Owned
	Amount of		in each Reporting Entity with:
	Beneficial	Percent	Sole	Shared	Sole	Shared
Name and Address of	Shares	Beneficial	Voting	Voting	Dispositive	Dispositive
Beneficial Owner	Owned (a)	Ownership	Power	Power	Power	Power

BlackRock Inc.	21,019,360	8.6%	21,019,360	0	21,019,360	0
40 East 52nd Street New York, NY 10022
(Schedule 13G filed on February 2, 2011)
The Vanguard Group, Inc.	14,409,982	5.9%	298,231	0	14,111,751	298,231
100 Vanguard Blvd Malvern, PA 19355 (Schedule 13G filed on February 10, 2011)
Massachusetts Financial Services Company	13,586,386	5.6%	12,556,716	0	13,586,386	0
500 Boylston Street, Boston, MA 02116 (Schedule 13G filed on February 1, 2011)

(a)	Based upon information contained in Schedule 13G filed by each beneficial owner with the SEC pursuant to Rule 13d-1(b) of the Exchange Act.

Each of these Schedule 13G filings indicates that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities. The Schedules 13G filed by the holders identified above do not identify any shares with respect to which there is a right to acquire beneficial ownership. Except as otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following chart shows the beneficial ownership of CMS Common Stock by the directors and named executive officers of both CMS and Consumers as of March 25, 2011:

Shares
Name	Beneficially Owned*

Merribel S. Ayres	27,143
Jon E. Barfield	20,146
Stephen E. Ewing	9,585
Richard M. Gabrys	23,177
David W. Joos	792,908
Philip R. Lochner, Jr.	23,177
Michael T. Monahan	31,635
Kenneth L. Way	66,300
John B. Yasinsky	32,170
John G. Russell	541,085
Thomas J. Webb	331,918
James E. Brunner	194,067
John M. Butler	104,676
David G. Mengebier	137,801
All directors and executive officers**	2,676,868

*	Restricted stock awards and options that are or will become exercisable within 60 days are included in the shares shown above. Messrs. Russell, Webb, Brunner, Butler, Mengebier and Joos as well as all other executive officers of CMS and Consumers as a group, held restricted stock of 413,520; 185,265; 150,709; 99,014; 76,224; 434,489; and 284,070 shares, respectively. Messrs. Russell, Webb, Brunner, Butler, Mengebier and Joos as well as all other executive officers of CMS and Consumers as a group, owned options to acquire 16,000; 0; 0; 0; 37,000; 115,000; and 16,000 shares, respectively. In addition to the above common shares,

Messrs. Way and Yasinsky each own 10 shares of Consumers $4.50 preferred stock. None of the individuals shown above owns shares of Consumer $4.16 preferred stock. The table includes the shares that each person or group of persons included in the table has the right to acquire within 60 days and no shares are pledged as security. Except for Mr. Barfield, whose spouse owns 450 shares of CMS Common Stock, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

**	All directors and executive officers include executive officers of both CMS and Consumers; the directors of CMS and Consumers are the same individuals, as disclosed earlier in this proxy statement. As of March 25, 2011, the directors and executive officers of CMS and Consumers individually and collectively owned 1.1% of the outstanding shares of CMS Common Stock. Each of the individuals shown above owns less than 1% of the outstanding CMS Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management’s knowledge, based upon a review of reports filed with the SEC and representations received from our executive officers and directors, during the year ended December 31, 2010, CMS and Consumers executive officers and directors made all required Section 16(a) filings on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Objectives

The objectives of our executive compensation program are to:

•	Align the interests of the Named Executive Officers (“NEO”) with the shareholders;

•	Secure top executive talent;

•	Reward results; and

•	Be fair and competitive.

The Corporation’s 2010 Performance

•	Total Shareholder Return (“TSR”) was 23 percent;

•	Earnings Per Share (“EPS”) of $1.36 exceeded our target of $1.35;

•	Cash flow of $409 million exceeded our target of ($250) million;

•	Performance against operational objectives was strong, including 20 percent improvement in employee safety; and

•	The common stock dividend was increased twice in 2010, to 84 cents per share on an annualized basis, a 68% increase from 2009.

Based on these achievements, our annual incentive compensation plan paid out at 143 percent of target and our long-term incentive (“LTI”) program paid out at 50 percent of target. The LTI payout was based on awards made in 2007, which were primarily based on absolute and relative TSR performance.

Program Design

We have established a structure based on balance and simplicity:

•	Base pay targeted to approximate the median of a peer group made up of companies of similar business profile and size;

•	An annual incentive based on the achievement of EPS and cash flow goals; and

•	An LTI program delivered in restricted stock that is split between performance-based and tenure-based vesting (66% and 33%, respectively, for 2010; 75% and 25%, respectively, for 2011). The performance portion vests after three years based on our TSR relative to a large group of utility peers, while the tenure-based portion vests after three years of service.

We pay an annual incentive (bonus) only if the Corporation’s EPS and cash flow meet or exceed the threshold values set in January of each year. EPS and cash flow are used to determine bonus payout because the Compensation Committees believe that these two metrics are the building blocks for growing the value of the Corporation and are good indicators for strategy execution. Over the last few years, we have migrated the weighting of these two performance metrics more toward EPS to reflect the Corporation’s utility-focused strategy.

Our LTI program is based primarily on relative TSR because it offers a head-to-head comparison of how well our management team performed compared to other management teams in our industry. We do award a portion of executive equity compensation which vests only on the basis of continued employment (referred to as “tenure” or “tenure-based”). The tenure-based restricted stock helps build executive share ownership, alignment with shareholder interests, and serves as a retention mechanism that is not subject to the year-to-year imperfections of any performance measurement. For 2011, we are reducing the portion of stock granted on the basis of continued employment from 33% to 25%, reflecting more stable market conditions and an increased emphasis on performance.

Best Practices

We annually review all elements of NEO pay and, where appropriate for our business and shareholders, make changes to incorporate current best practices. As a result, we have:

•	Very limited perks — no planes, cars, clubs, security or financial planning. Our perks are a required physical, limited long-term disability coverage, and customary relocation benefits;

•	Clawbacks in place for the annual incentive and LTI programs;

•	Stock ownership guidelines for NEOs and directors — five times base pay for the CEO;

•	Compensation Committees which are comprised of only independent directors;

•	An independent compensation consultant retained by, and which reports to, the Compensation Committees and has no other business with the Corporation;

•	Annual reviews of our compensation and performance peer groups;

•	A comprehensive Compensation Committee calendar;

•	Regular briefings from the compensation consultant regarding key trends;

•	An annual review of CEO performance;

•	No traditional employment agreements. All of our agreements are in the form of Change in Control (“CIC”) and severance agreements, and those which are new or have been extended by the Compensation Committees contain no tax gross ups. CIC agreements always include double trigger vesting and severance amounts that do not exceed more than three times base pay and bonus;

•	No dividends paid on unvested performance-based restricted stock awards beginning with our 2010 awards. In lieu of dividends, recipients receive additional restricted shares that will vest/forfeit based on the same performance measures applicable to the underlying restricted stock;

•	No counting of performance-based restricted shares toward our stock ownership guidelines, beginning with the 2011 awards;

•	No tax reimbursements for life insurance, bonus, trusts, or stock vesting, nor in agreements which are new or have been extended by the Compensation Committees; and

•	A policy that prohibits hedging of the Corporation’s securities.

The remainder of this Compensation Discussion and Analysis offers a detailed explanation of our NEO pay.

Objectives of Our Compensation Program

The Compensation Committees have responsibility for approving the compensation program for our NEOs. The Compensation Committees act pursuant to a charter that has been approved by our Boards and is available on our website. The NEO compensation program is organized around four principles:

NEO Compensation Should Be Aligned With Increasing Shareholder Value.  We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our shareholders. Equity compensation is provided through the Performance Incentive Stock Plan (“Stock Plan”). In 2010, 66.7% of equity compensation provided to NEOs was awarded in the form of performance-based restricted stock, which vests if, and only to the extent that, specific performance goals approved by the Compensation Committees are met. The remaining 33.3% of equity compensation provided to NEOs in 2010 was awarded in the form of tenure-based restricted stock, that generally vests in three years, subject to the NEO’s continued employment with the Corporation. As noted in our Executive Summary, for 2011, we are reducing the portion of stock awards that are restricted on the basis of continued employment from 33% to 25%, reflecting more stable market conditions and an increased emphasis on performance.

Our Compensation Program For NEOs Should Enable Us to Compete for and Secure Top Executive Talent.  Shareholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. We create a compensation package for NEOs that delivers salary, annual incentives and long-term incentives targeted at the 50th percentile of the market, as defined by the Compensation Committees approved 17-company Compensation Peer Group. The “Compensation Peer Group” consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent. The compensation package also provides executives the opportunity to earn approximately at the 75th percentile of the compensation of the Compensation Peer Group based on superior performance, through bonus and equity awards. To assist in the benchmarking process, the Compensation Committees engage a compensation consulting firm to provide advice and information regarding compensation practices of the Compensation Peer Group. The Compensation Committees engaged Towers Watson as their independent executive compensation consultant until October 1, 2010, and subsequently engaged Pay Governance. Where Compensation Peer Group data are not available, independent market comparisons based on survey data provided by the compensation consultant are used. In selecting members of the Compensation Peer Group, financial and operational characteristics are considered. The criteria for selection of the Compensation Peer Group included comparable revenue, approximately $2.9 billion to $13 billion (ranging from approximately one-half to two times that of CMS), relevant utility industry group, similar business mix (revenue mix between regulated and non-regulated operations) and availability of compensation and financial performance data.

In 2010, the Compensation Peer Group was comprised of the following 17 companies.

Alliant Energy Corp. Ameren Corp. Atmos Energy Corp. Centerpoint Energy, Inc. Consolidated Edison Inc. DTE Energy Co.	Integrys Energy Group, Inc. NiSource Inc. Northeast Utilities NSTAR OGE Energy Corp. Pepco Holdings, Inc.	Progress Energy Inc. SCANA Corp. TECO Energy Inc. Wisconsin Energy Corp. Xcel Energy Inc.

Beginning in 2009, the Compensation Committees decided to use two different peer groups. The Compensation Committees recognize that there is a difference between the companies for which we compete for executive talent (the Compensation Peer Group) and the companies for which we compete for capital (the Performance Peer Group). For these reasons, the Compensation Committees agreed to continue using the above peer group for NEO compensation and a new larger peer group as a reference for TSR performance (the “Performance Peer Group”). The Performance Peer Group will be used to measure TSR for LTI program awards. The Compensation Committees’ rationale for using two peer groups was to ensure appropriate comparative companies relative to the different attributes being evaluated for compensation and TSR purposes. In addition, the larger group for TSR performance ensures better gradation of performance position. For awards made in 2010, the Performance Peer Group was comprised of the following 36 companies.

AGL Resources Inc. Alliant Energy Corp. Ameren Corp. Atmos Energy Corp. Aqua America Inc. Black Hills Corp. Centerpoint Energy, Inc. Cleco Corp. Consolidated Edison Inc. DPL Inc. DTE Energy Co. Dynegy	Energen Corp.
Great Plains Energy Inc.
Hawaiian Electric Industries Inc.
IdaCorp, Inc.
Integrys Energy Group, Inc.
MDU Resources Group Inc.
National Fuel Gas Co.
NiSource Inc.
Northeast Utilities
NSTAR
NV Energy, Inc.
OGE Energy Corp.	Pepco Holdings, Inc. PNM Resources, Inc. Progress Energy Inc. Questar SCANA Corp. TECO Energy Inc. UGI Corp. Vectren Corp. Westar Energy Inc. WGL Holdings Inc. Wisconsin Energy Corp. Xcel Energy Inc.

These companies are all of the 23 utilities that were part of the S&P Midcap 400 Index at the time of the annual LTI awards (August 4, 2010) and those Compensation Peer Group companies that were also part of the S&P 500 Index at the time of the annual LTI awards.

NEO Compensation Should Reward Measurable Results.  Base salary is reviewed annually and adjusted based on a variety of factors including each NEO’s overall performance and tenure. The CEO provides to the Compensation Committees a recommendation of annual base salary adjustments and annual restricted stock awards for all officers, other than the CEO. The Compensation Committees take the CEO’s recommendations, along with information provided by the compensation consultant (Compensation Peer Group and other market data from surveys) into consideration when making annual base salary adjustments, any adjustments to annual incentive award opportunity levels and annual restricted stock awards. CEO base salary is determined solely by the Compensation Committees based on market and Compensation Peer Group data and overall Corporation and CEO performance. Bonuses, the other form of cash compensation, provide for award opportunities to each NEO under the annual officer incentive compensation plan (“Bonus Plan”). The Bonus Plan pays bonuses on the basis of performance over a one-year period. Performance objectives under the Bonus Plan are developed each year through an iterative process. Management, including executive officers, develops preliminary recommendations for the Compensation Committees’ review. The Compensation Committees review management’s preliminary recommendations and establish final goals. For 2010, the Bonus Plan targeted awards at 55% to 100% of each NEO’s base salary, but actual awards may range from zero to two times the target level depending on performance against specific targets. Bonuses under the Bonus Plan are paid if, and to the extent that, corporate goals, approved by the Compensation Committees, are attained. The majority of equity compensation is also designed to reward measurable results and is based on a comparison to a Performance Peer Group. For 2010, 66.7% of equity compensation is performance-based; for 2011, 75% of equity compensation is performance-based.

The table below illustrates the manner in which (a) the overall mix of total compensation was allocated between performance and non-performance-based elements for each NEO; (b) performance-based compensation was allocated between annual and long-term elements; and (c) total compensation was allocated between cash and equity.

2010 Total Compensation Mix (1)

	Percent of Total		Percent of Performance/ Stock Based		Percent of Total
	Compensation That is:		Total Compensation That is:		Compensation That is:
	Performance/Stock Based (2)	Fixed (3)	Annual (4)	Long-Term (5)	Cash-Based (6)	Equity-Based (7)

John G. Russell	76%	24%	31%	69%	47%	53%
Thomas J. Webb	61%	39%	38%	62%	62%	38%
James E. Brunner	66%	34%	30%	70%	54%	46%
John M. Butler	59%	41%	38%	62%	63%	37%
David G. Mengebier	59%	41%	38%	62%	63%	37%
David W. Joos	70%	30%	42%	58%	59%	41%

(1)	For purposes of this table, “total compensation” includes the sum of base salary, Bonus Plan target amount and the face value determined on the date of grant (assuming restricted shares at target) from the Stock Plan. For purposes of this table, Bonus Plan and Stock Plan values are determined based on the target award as of the date of grant.

(2)	Amounts in this column represent Bonus Plan plus Stock Plan value (performance and tenure) divided by total compensation.

(3)	Amounts in this column represent base salary divided by total compensation.

(4)	Amounts in this column represent Bonus Plan divided by Bonus Plan plus Stock Plan value.

(5)	Amounts in this column represent Stock Plan value divided by Bonus Plan plus Stock Plan value.

(6)	Amounts in this column represent base salary plus Bonus Plan divided by total compensation.

(7)	Amounts in this column represent Stock Plan value divided by total compensation.

Our Compensation Program Should Be Fair and Competitive.  We strive to create a compensation program that will be perceived as fair, both internally and externally. This is accomplished by evaluating each NEOs individual performance and by comparing the compensation that is provided to our NEOs to:

•	officers of the companies in the Compensation Peer Group (as well as review of other market data from surveys compiled by the compensation consultant and the compensation reported in published proxy data) as a means to measure external fairness; and

•	other senior employees of CMS, as a means to measure internal fairness. For example, total targeted compensation for the CEO is currently 2.2 times greater than the next highest compensated NEO (the CFO). The difference is primarily attributable to the difference in compensation between the Compensation Peer Group median total compensation for CEO and the Compensation Peer Group median total compensation for the CFO. This is lower than and in line with the Compensation Peer Group ratio, as reported by the compensation consultant, which was 3.1 times higher for the CEO than the CFO.

Use of Tally Sheets.  Tally sheets are prepared for each of the NEOs and provided to the Compensation Committees to further assist the Compensation Committees in reviewing all components of compensation. These tally sheets were prepared by Towers Watson and our human resources department. Each of these tally sheets presents the dollar amount of each component of the NEO’s compensation, including current cash compensation (annual base salary and incentive), deferred compensation contributions, outstanding equity awards, retirement benefits, perquisites and any other compensation.

These tally sheets reflect the annual compensation for the NEO (both target and actual), as well as the potential payments under selected performance scenarios and termination of employment and change-in-control scenarios. With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under threshold, target and maximum payouts under our Stock Plan and Bonus Plan. For value of termination of employment and change-in-control payments, the amounts are determined under each of the potential termination or change-in-control scenarios that are contemplated in the NEO severance agreements and under our Stock Plan.

The overall purpose of these tally sheets is to consolidate all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation, so that an analysis can be made of both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. Tally sheet information is used in various aspects of the analysis and compensation decision making process including consideration of the management team’s internal pay equity.

Clawback Provisions.  The Compensation Committees have approved “clawback” provisions for certain compensation and benefit plans. These provisions provide the Compensation Committees the discretion for the forfeiture and return of past benefits or awards if there is a restatement of financial results. The Compensation Committees may also, at their discretion, require a return of a benefit or award, in the event of a mistake or accounting error in the calculation of such benefit or award.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program.

Cash Compensation

Our 2010 compensation program for NEOs was designed so that, subject to performance, the percentage of cash compensation paid to our NEOs is comparable to that paid to NEOs of the Compensation Peer Group. That strategy resulted in cash payments (as a percentage of total compensation) representing approximately 47% for the CEO and 54% to 63% for the other NEOs. The components comprising the cash portion of total compensation are described in more detail below.

Salary.  Cash compensation is paid in the form of salary and annual incentive. Salary is included in the NEO’s annual compensation package because we believe it is appropriate that some portion of NEO compensation is provided in a form that is fixed and liquid. Base salary for NEOs in any given year has historically been agreed to by the Compensation Committees at the final scheduled meeting of the previous year; but commencing in 2011, all decisions related to compensation levels will be made in January. Increases or decreases in base salary on a year-over-year basis are primarily dependent on Compensation Peer Group data and past and expected future contributions of each individual. In setting salaries, we are mindful of our overall goal to keep cash compensation, including salary and target bonus, for our executive officers near the 50th percentile of cash compensation paid by companies in our Compensation Peer Group. The annual increases in base salaries for NEOs in 2010 were as follows: Mr. Russell 2.8%; Mr. Webb 1.5%; Mr. Brunner 2.4%; Mr. Butler 2.5%, Mr. Mengebier 1.5% and Mr. Joos 2.8%. In addition, Mr. Russell’s base salary increased from $560,000 to $900,000 on June 1, 2010, when he assumed the CEO position of both CMS and Consumers and Mr. Butler’s salary increased from $325,000 to $355,000 on June 1, 2010, when he assumed responsibility for the Information Technology function of the Corporation. These changes were made based on a comparison to the Compensation Peer Group and a review of published utility survey data.

Annual Officer Incentive Compensation Plan.  Performance-based bonuses are included as an element of compensation because they permit us to provide an incentive to our NEOs to accomplish specific annual goals that represent performance priorities for CMS. For 2010, the Bonus Plan was based on our success in meeting established “Plan EPS” (Earnings Per Share as defined by the Bonus Plan) and “Cash Flow” (as defined by the Bonus Plan) goals described later in this Compensation Discussion and Analysis. The Bonus Plan, which is described below, provides cash compensation to NEOs only if, and to the extent that, performance goals approved by the Compensation Committees are met. Under the Bonus Plan, the maximum amount that can be awarded to any one person is $2.5 million in any one performance year; however, this amount is not reachable by the current payout formulas. The design of the Bonus Plan is intended to meet the requirements of IRC Section 162(m). The Bonus Plan allows the Compensation Committees to exercise “negative discretion” to reduce payouts under the Bonus Plan, but does not allow discretion to increase payouts.

Target bonuses under the 2010 Bonus Plan were approved in January 2010 by the Compensation Committees. In determining the amount of target bonuses under the Bonus Plan, we consider several factors, including:

•	the target bonus level, and actual bonuses paid, in recent years;

•	the relative importance, in any given year, of each performance factor goal established pursuant to the Bonus Plan; and

•	the advice of the Compensation Committees’ compensation consultant as to compensation practices at other companies in the Compensation Peer Group and the utility industry.

Performance objectives for the Bonus Plan are developed annually through an iterative process. Based on a review of business plans, management, including the CEO, develops preliminary recommendations. Based upon the strategic priorities of CMS, the Compensation Committees review management’s recommendations and approve final goals. In establishing final goals, we strive to ensure that the incentives provided pursuant to the Bonus Plan are consistent with the strategic goals set by the Boards, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with our overall NEO compensation program. The Compensation Committees reserve the discretion to reduce or eliminate bonuses under the Bonus Plan. The Compensation Committees did not exercise this discretion in 2010.

Actual payments under the Bonus Plan can range, on the basis of performance, from 25% (threshold) to 200% (maximum) of the target bonus. In addition, under the parameters for the 2010 Bonus Plan, there is a minimum payout if either a threshold Plan EPS performance factor of $0.10 less than target is achieved or a threshold Cash Flow performance factor of $100 million less than target is achieved. Under the 2010 Bonus Plan, the annual award will be reduced by 10% if there is no award earned under the Consumers Energy Annual Employee Incentive Plan (“Consumers Incentive Plan”) and the award will be increased by 10% (but in no event shall the award exceed the maximum of the target bonus) if all performance measures are achieved under the Consumers Incentive Plan. This adjustment factor provides linkage of executive compensation with the Corporation’s performance goals related to safety, reliability and customer value. In 2010, the performance under the Consumers Incentive Plan did not result in any adjustment to the award level under the Bonus Plan.

Corporate Performance Goals: The Bonus Plan payout (“Plan Performance Factor”) for 2010 depended on corporate performance in two areas: Plan EPS and Cash Flow. Under the Bonus Plan, Plan EPS means EPS as determined in accordance with generally accepted accounting practices, excluding asset sales, changes in accounting principles from those used in the budget, large restructuring and severance expenses greater than

$5 million, legal and settlement costs or gains related to previously sold assets, and regulatory recovery for prior year changes. Under the Bonus Plan, Cash Flow means CMS Consolidated Cash Flow from operating activities, excluding restricted cash flow, common dividends, financing, changes to a Big Rock decommissioning refund amount assumed in the budget which is consistent with the manner in which changes in the pension contribution are treated under the Bonus Plan, major post-budget transactions such as mergers and acquisitions in excess of $25 million, change in pension contribution and recovery for gas price changes (favorable or unfavorable) related to gas cost recovery in January/February of the following performance year. For 2010, Plan EPS performance constituted 60% of the Plan Performance Factor and Cash Flow performance constituted the remaining 40% of the Plan Performance Factor. For 2011, Plan EPS performance will constitute 70% of the Plan Performance Factor and Cash Flow performance will constitute the remaining 30% of the Plan Performance Factor. This allocation change better aligns our factors with those of our Peer Group and the Corporation’s utility-focused strategy. Actual 2010 Plan EPS was $1.36, which was above the target of $1.35, resulting in achievement of 101% of target and a 105% payout for this metric. Cash Flow was $409 million which was above the target of $(250) million, resulting in achievement of 264% of target and a 200% payout for this metric. The total Plan Performance Factor for both of these performance goals was 143% of target award level.

Annual Award Formula: Annual awards for each eligible officer are based upon a standard award percentage of the officer’s base salary for the performance year and are calculated and made as follows: Individual Award = Base Salary times Standard Award Percentage (as described below) times Plan Performance Factor. The Standard Award Percentages for officers are based on individual salary grade levels. Standard Award Percentages of base salary for NEOs in 2010 were as follows: Mr. Russell 65% until May 31, 2010 and increased to 100% for the remainder of 2010; Mr. Webb increased from 55% to 60%; Mr. Brunner increased from 50% to 60%; Mr. Butler increased from 45% to 55%; Mr. Mengebier increased from 45% to 55% and Mr. Joos was constant at 100%. Standard Award Percentages for base pay of NEOs for 2010 were increased from 2009 levels based on the comparison to the median standard award levels of the Compensation Peer Group and based on internal pay equity and individual performance.

Over the past five years, the Corporation has achieved performance in excess of the target level four times but has not achieved the maximum performance level. The payout percentage over the past five years has been between approximately 93% and 148% of the participant’s target award opportunity with an average approximate payout percentage over the past five years of 134% of the target award opportunity. Generally, the threshold, target and maximum levels are set such that the relative difficulty in achieving the target level is consistent from year to year.

Equity Compensation

We have generally followed a practice of making all equity awards to our officers on a single date each year. We do not have any program, plan or practice to time annual equity awards to our executives in coordination with the release of material non-public information. Commencing with 2011, equity awards were made in January and are planned to be made in January on an on-going basis. This enables the Compensation Committees to review total compensation holistically at one time and adjust the levels of various compensation elements and compensation mix as necessary for each individual. In 2010, the Compensation Committees approved the award of 100,000 shares of restricted stock to Mr. Joos, subject to an additional requirement that he serve as Board Chairman for at least two years, and the Compensation Committees agreed to waive any forfeiture provision of his restricted stock granted within 12 months of his retirement.

Performance Incentive Stock Plan.  As previously indicated, we pay a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs and our shareholders. Equity awards to our NEOs are made pursuant to our Stock Plan, which was re-approved by shareholders in 2009. The Stock Plan permits awards in the form of stock options, incentive options, stock appreciation rights, restricted stock, phantom shares and performance units. At the present time, we believe that performance-based restricted stock is an effective form of equity compensation because of the alignment it creates with shareholders. After the vesting, there is no holding period requirement as long as specific stock ownership guidelines (see Stock Ownership Guidelines) have been met by the NEO. This Stock Plan also contains a clawback provision as previously described.

A majority (80%) of the restricted stock awarded in 2008 was performance-based and vests 100% three years after the original grant date assuming the achievement of pre-established TSR goals. For the awards made during 2008, one half of the performance-based portion of the award was based on the achievement of an absolute TSR level ranging from 22% (required for threshold payout) to 37% (required for maximum payout) and one-half of the award is based on a relative TSR comparison to the peer group then in effect, which in following years has been replaced by the Performance Peer Group. The threshold for achievement of the relative TSR goal was 15 percentage points below the peer group median, target was the peer group median and maximum was 15 percentage points above the peer group median. The TSR targets and percentages are reviewed annually by the Compensation Committees. Starting and ending stock prices for TSR determination are established based on the 20-day average prior to and including the award date and vesting date and are adjusted for all dividends paid during the performance period. These awards vest, if at all, in an amount ranging from 50% to 150% of the specified target level of award based on TSR over the three-year performance period. The remaining 20% of the 2008 restricted stock award vests if the NEO remains employed by the Corporation until the three year performance cycle ends, or subject to earlier vesting if the NEO retires from the Corporation after age 55 and after one year from date of grant (“tenure-based”).

As discussed previously, the Compensation Committees determined that 2009 and 2010 restricted stock grants would be two-thirds performance-based and one-third tenure-based (three-year vesting) to ensure adequate retention incentives under the Stock Plan. For 2011, three-quarters of restricted stock grants are performance-based and one-quarter tenure-based to increase the proportion of performance-based awards and thus further emphasize performance-based compensation. The Compensation Committees also determined that for 2009 and 2010 awards, the performance criteria would be a comparison to the Performance Peer Group median (no absolute TSR comparison) utilizing the following Performance Peer Group relative TSR percentile measures: 30th percentile with a payout at 50%; 50th percentile (target) with a payout at 100%; 70th percentile with payout at 150%; and 90th percentile with payout at 200%. However, if CMS’ TSR is less than 0% for the three-year cycle, the total payout for the three-year period cannot exceed 100% of the total award based on relative TSR to the Performance Peer Group. The Compensation Committees agreed to continue using the 20-day stock price average preceding and including the date of the grant and preceding and including the three-year anniversary of the grant when computing the relative TSR. The 2010 and 2009 tenure-based awards vest if the NEO remains employed by the Corporation until the three-year performance cycle ends, or subject to earlier vesting if the NEO retires from the Corporation after age 55. For 2010 and going forward, the vesting of all restricted shares is prorated in an amount based on a fraction of the numerator which is months employed since the date of grant and the denominator which is the three-year (36-month) performance cycle.

In 2010, the restricted stock awards granted in 2007 completed the three-year performance cycle. Our TSR for that three-year period (from August 2007 to August 2010) was 2.8% and our absolute target was 26%. The relative TSR target was the median TSR for our peer group which was 10%. Our TSR performance was below the absolute TSR minimum payout threshold of 20%, and our TSR was below the peer group median, thus 49.6% of the award was forfeited and 50.4% was vested.

Performance Measure	Target = 100% Payout	Actual Performance	Minimum Threshold	Weighting	Payout

Absolute TSR	26% TSR	CMS actual = 2.8%	20%	40%	0.0%
Relative TSR	Peer Group Median 10%	CMS actual = 2.8%	—5%	40%	30.4%
Tenure based only	Remain until end of the performance period	N/A	N/A	20%	20.0%

Total				100%	50.4%

The amount of equity compensation that is provided to each NEO in a given year is generally determined by guidelines based on the salary grade of each NEO. The guidelines are dependent on an assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, we consider factors such as retention and incentive practices and the relative percentages of cash and equity paid by the Compensation Peer Group companies, as reported to us by the compensation consultant. The Compensation Committees receive restricted stock award recommendations from the CEO for NEOs other than the CEO based on the above guidelines which the Compensation Committees review and approve or modify. CEO restricted stock awards are determined based principally on Compensation Peer Group data provided by the compensation consultant and overall CEO performance. In 2010, grants of restricted stock, as a percentage of total compensation (assuming performance at target levels), were approximately 53% for the CEO and ranged from 37% to 46% for the other NEOs. This mix of equity and cash compensation gives our NEOs a substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals.

Practices Regarding the Grant of Options.  There have been no stock option grants since August 2003. All stock option grants made to our NEOs, or any other employees or directors, have been made pursuant to our Stock Plan. All stock options under the Stock Plan have been granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the Stock Plan to be the closing market price of a share of our Common Stock on the date of grant. We do not have any program, plan or practice of granting stock options and setting the exercise price based on the Common Stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of stock option grants by using average prices (or lowest prices) of our Common Stock in a period preceding, surrounding or following the grant date. After the exercise of the 2000 to 2003 granted options, there is no holding period requirement as long as specific stock ownership guidelines (see Stock Ownership Guidelines) have been met by the NEO.

The Compensation Committees periodically consider the use of stock options as part of the current compensation package for officers and agreed not to include stock options for LTI awards at this time.

The Compensation Committees have delegated to the CEO the right to grant up to 50,000 shares of restricted stock, with individual grants limited to 5,000 shares. These awards are used to reward performance that has significantly contributed to the Corporation.

Perquisites

As part of our competitive compensation plan, our NEOs are eligible for limited perquisites provided by or paid for by us, which include a mandatory executive physical examination, long-term disability insurance and relocation expenses. The annual mandatory physical examinations for all NEOs are at a facility of CMS’ choosing and at CMS’ expense. The physical is required because the Compensation Committees believe that it is an effective method of protecting the executives and the Corporation from preventable health-related disruptions. In 2010, we paid no relocation expenses to NEOs. Perquisites provided to our NEOs are reviewed on a regular basis.

Post-Termination Compensation

Severance Agreements.  We have entered into severance agreements with certain members of our senior management team, including all of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment following a Change-in-Control for “Good Reason,” as these terms are defined in the severance agreements. The severance agreements also contain “Change-in-Control” provisions that provide for benefits, which are generally more substantial than those provided under the severance provisions, upon a qualifying event or circumstances after there has been a “Change-in-Control” of CMS (as defined in the agreements). Additional information regarding the severance agreements and the Change-in-Control provisions, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2010, is found under the heading Potential Payments upon Termination or Change-in-Control below. Messrs. Brunner and Butler have separate severance agreements and Change-in-Control agreements in separate documents that provide payments and benefits that are substantially the same as those described above.

We believe that these severance and Change-in-Control arrangements are an important part of overall compensation for NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a Change-in-Control. These agreements are useful for recruitment and retention, as nearly all of the Compensation Peer Group have comparable agreements in place for their senior employees.

Deferred Compensation Plans

We have two plans that allow certain employees, including NEOs, to defer receipt of salary and/or bonus payments. The Bonus Plan allows for deferral of up to 100% of bonuses. CMS does not match bonus amounts that are deferred. The Deferred Salary Savings Plan (“DSSP”) allows an eligible participant to defer from 1% to 6% of salary in excess of the IRC compensation limit ($245,000 in 2010) and receive a 60% match on such deferrals from CMS. In addition, a DSSP eligible participant may elect an additional deferral of up to 50% of the participant’s salary for the calendar year. This additional deferral is not eligible for a CMS match. The combined maximum total deferral amount is 56%.

The deferred compensation plans are funded by CMS through the use of trusts; however, participants have only an unsecured contractual commitment from us to pay the amounts due under both the Bonus Plan and the DSSP. The funds are considered general assets of CMS and are subject to claims of creditors.

We offer these plans to permit highly taxed employees (at their discretion) to defer the obligation to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and Bonus Plan permit them to do this while also receiving investment returns on deferred amounts. We believe that provision of these benefits is useful as a retention and recruitment tool as many of the Compensation Peer Group companies provide similar provisions to their senior employees. We also maintain these deferred compensation arrangements because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement.

Pension Plans

Consumers Energy Pension Plan.  The Consumers Energy Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees hired before July 1, 2003. Benefits under the Pension Plan are based upon the employee’s years of service and the average of the employee’s five highest years of earnings while employed with us and our affiliated companies. This benefit is payable after retirement in the form of an annuity or a lump sum. Earnings, for purposes of the calculation of benefits under the Pension Plan are generally defined to include base salary only. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2010, the annual limitation was $245,000. Each of the NEOs except for Mr. Butler, who was hired after June 30, 2003, participates in the Pension Plan.

Defined Company Contribution Plan.  Salaried employees, including NEOs, hired after June 30, 2003 are not eligible to participate in the Pension Plan. An interim Cash Balance Plan was in effect for employees hired between July 1, 2003 and August 31, 2005. That plan was replaced September 1, 2005 by the Defined Company Contribution Plan (“DCCP”). Under the DCCP, CMS provides a contribution equal to 5% of regular compensation to the DCCP on behalf of the employee which vests immediately and is payable upon termination of employment. Mr. Butler is the only NEO covered under the DCCP. Beginning January 1, 2011, the CMS contribution was increased to 6% for all salaried employees, including Mr. Butler.

Supplemental Pension Plans

Supplemental Executive Retirement Plan.  The Supplemental Executive Retirement Plan (the “DB SERP”) is an unfunded (for the purposes of Employee Retirement Income Security Act of 1974, as amended) plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service until the total of actual and additional service equal 20 years of service and includes any awards under the Bonus Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. Any benefit calculated under the Pension Plan is subtracted from the benefit calculated under the DB SERP. We currently have chosen to fund trusts which are not for the benefit of the participants but which are established to cover our obligations to make payments under the DB SERP. Participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Any employees, including NEOs, who were hired or promoted to an eligible position after March 31, 2006, are not eligible to participate in the DB SERP. Under the terms of the DB SERP, NEOs are not eligible to receive a lump-sum distribution, but instead receive a single life or joint survivor annuity benefit payable at the later of age 55 or separation from service. Each of the NEOs except for Mr. Butler, who was hired after March 31, 2006, participates in the DB SERP.

Defined Contribution Supplemental Executive Retirement Plan.  The Company established a defined contribution SERP (“DC SERP”) for employees not eligible to participate in the DB SERP. Under the DC SERP, the Corporation provides an amount equal to 5%, 10% or 15% (depending on salary grade) of employee regular earnings plus any awards under the Bonus Plan. Funds equal to the DC SERP are transferred to a mutual fund family at the time CMS makes a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participants in the DC SERP. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Mr. Butler, who was hired on July 17, 2006, is the only NEO covered under the DC SERP (at the 10% level). Full vesting under the DC SERP occurs at age 62 with a minimum of five years of service. Vesting is on a pro-rata basis for years prior to age 62.

We believe that our pension plans and the SERPs are a useful part of the NEO compensation program and assist in the retention of our senior executives, as benefits thereunder increase for each year that these executives remain employed by us and continue their work on behalf of our shareholders. We have considered the issue of potential overlap between the two long-term focused plans (SERPs and equity compensation) and concluded that both are appropriate elements. The SERPs are designed to provide a predictable retirement income, and the equity plan is designed to align the interests of NEOs with our shareholders and is performance-based and variable. Further, both are market practice and supportive of the philosophy to provide a competitive NEO package.

Employees’ Savings Plans

Employees’ Savings Plan.  Under the Employees’ Savings Plan for Consumers and affiliated companies, a tax qualified defined contribution retirement savings plan (the “Savings Plan”), participating employees, including NEOs, may contribute a percentage of their regular earnings into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 15%, subject to the Internal Revenue Service (“IRS”) annual dollar limit. In addition, under the Savings Plan, we match an amount equal to 60% of the first 6% of employees’ regular earnings contributions. The matching contribution is allocated among the participant employees’ investment choices. As explained above, participants in our DCCP receive an employer contribution of 5% of regular earnings to their Savings Plan. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the IRS regulations.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient.

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers. These guidelines require our officers to increase their equity stake in CMS and thereby more closely link their interests with those of our long-term shareholders. These stock ownership guidelines provide that, within five years of becoming an officer or promotion to a higher ownership requirement, each officer must own (not including unexercised stock options) shares of our Common Stock with a value of one to five times their base salary, depending on his or her position. Mr. Russell, as CEO, is required to own five times his base salary. All other NEOs are required to own three times their base salary except for Messer’s. Butler and Mengebier who are required to own two times their base salary. All NEOs met these guidelines as of December 31, 2010. Failure of an officer to comply with the guidelines shall result in the following:

•	All future restricted stock awards will remain restricted until compliance is achieved;

•	If after three years an officer is not actively making progress, 50 percent of any annual incentives may be paid in restricted stock at the discretion of the Compensation Committees;

•	After the compliance deadline, officers will not be authorized to sell Common Stock shares if such a sale would cause them to drop below the ownership guideline; and

•	After the compliance deadline, a portion of all of any annual incentive will be paid in restricted stock as necessary to bring the officer into compliance with the ownership guidelines.

We prohibit our officers from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Compensation Deductibility

Section 162(m) of the IRC limits the tax deductibility of compensation in excess of $1 million paid to a corporation’s CEO and to the other three highest compensated executive officers (other than the CEO and CFO) unless such compensation qualifies as “performance-based” and is approved by shareholders. Generally, incentive awards under the terms of the Bonus Plan and awards of stock options under the Stock Plan qualify as performance-based compensation. Awards of restricted stock may qualify as performance-based, if the award includes performance-based vesting criteria, as was the case with 66.7% of the 2010 awards to the NEOs. Generally, we attempt to ensure the deductibility of all compensation paid; however, the Compensation Committees may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

COMPENSATION AND HUMAN RESOURCES COMMITTEES REPORT

The Compensation Committees of the Boards of Directors of CMS and Consumers (the “Boards”) oversee CMS’ and Consumers’ compensation program on behalf of the Boards. In fulfilling its oversight responsibilities, the Compensation Committees reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committees recommend to the Boards that the Compensation Discussion and Analysis be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, CMS’ Proxy Statement on Schedule 14A relating to CMS’ 2011 Annual Meeting of Shareholders and Consumers’ Information Statement on Schedule 14C, each of which will be or has been filed with the SEC.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

John B. Yasinsky (Chair)
Stephen E. Ewing
Richard M. Gabrys
Kenneth L. Way

2010 COMPENSATION TABLES

2010 Summary Compensation Table

					Change in
					Pension Value &
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
		Salary	Awards (1)	Compensation (2)	Earnings (3)	Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

John G. Russell (5)	2010	758,333	2,106,374	969,908	1,040,887	17,976	4,893,478
President and CEO, CMS and	2009	545,000	1,282,100	483,960	625,552	17,598	2,954,210
Consumers	2008	525,000	648,419	292,950	504,338	14,542	1,985,249
Thomas J. Webb	2010	675,000	685,206	579,150	938,062	37,678	2,915,096
Executive Vice President and CFO,	2009	665,000	735,674	541,310	720,780	37,248	2,700,012
CMS & Consumers	2008	645,000	504,539	329,918	607,943	34,008	2,121,408
James E. Brunner	2010	420,000	605,731	360,360	869,058	28,569	2,283,718
Senior Vice President, CMS &	2009	410,000	577,549	303,400	656,271	28,116	1,975,336
Consumers	2008	395,000	396,150	183,675	595,615	25,795	1,596,235
John M. Butler	2010	342,500	341,800	269,446	—	75,878	1,029,624
Senior Vice President, CMS &	2009	317,000	462,952	211,122	—	63,920	1,054,994
Consumers	2008	305,000	187,044	127,643	—	66,466	686,153
David G. Mengebier	2010	335,000	316,422	263,478	367,026	20,628	1,302,554
Senior Vice President, CMS &	2009	330,000	288,052	219,780	267,680	20,365	1,125,877
Consumers	2008	319,000	197,595	133,502	223,781	17,626	891,504

Former Executive Officer:
David W. Joos (6)	2010	464,583	1,540,505	664,354	3,151,685	126,751	5,947,878
President and CEO, CMS;	2009	1,085,000	3,149,451	1,605,800	1,889,759	51,345	7,781,355
CEO, Consumers	2008	1,045,000	2,160,118	971,850	1,176,083	47,705	5,400,756

(1)	The amounts represent the aggregate grant date fair value of the awards, based upon probable outcome of the performance conditions, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC 718) and take into account the expected Common Stock dividend yield associated with the 2008, 2009 and the 2010 awards. See Note 13, Stock Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in calculating the aggregate award date fair value pursuant to ASC 718. The maximum value, assuming achievement of the highest level of performance conditions, for the 2008, 2009 and 2010 awards, respectively, for each NEO are: Mr. Russell $882,586, $2,004,250, $3,879,503; Mr. Webb $686,746, $1,242,624, $1,153,602; Mr. Brunner $539,213, $974,731, $1,020,348; Mr. Butler $254,592, $660,821, $575,998; Mr. Mengebier $268,954, $485,921, $533,272 and Mr. Joos $2,940,211, $5,317,346, $1,540,505.

(2)	This compensation consists of cash incentive awards earned in 2010 under our Bonus Plan.

(3)	This column represents the aggregate annual increase, as of December 31, 2008, December 31, 2009, and December 31, 2010, in actuarial values of each of the NEO’s benefits under our Pension Plan and DB SERP. See the Note 11, Retirement Benefits, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in determining these amounts. Mr. Butler does not participate in the Pension Plan or DB SERP.

(4)	Detail supporting all other compensation for 2010 is reflected in the All Other Compensation Table below.

(5)	Mr. Russell was promoted to president and CEO, CMS and Consumers, in May 2010.

(6)	Mr. Joos retired from the Corporation as of June 1, 2010, but continues to serve as a director of the Corporation. Compensation for his service as a director commenced post retirement and includes fees earned or paid in cash (included in the All Other Compensation Table below) of $104,417. On May 21, 2010, Mr. Joos received a special 2010 tenure-based restricted stock award of 100,000 shares for ongoing advice and counsel to the CEO and also a tenure-based restricted stock award of 4,229 shares equivalent to the 2010 annual director equity grant.

2010 All Other Compensation

			Registrant
	Registrant		Contributions
	Contributions		to Nonqualified
	to Employees’		Deferred		Life and
	Savings Plan and		Compensation		Disability
	DCCP		Plans (a)		Insurance	Other (d)	Total
Name	($)		($)		($)	($)	($)

John G. Russell	8,820		—		6,896	2,260	17,976
Thomas J. Webb	8,820		15,480		11,118	2,260	37,678
James E. Brunner	8,820		6,300		11,189	2,260	28,569
John M. Butler	21,070	(b)	46,622	(c)	5,926	2,260	75,878
David G. Mengebier	8,820		3,240		6,308	2,260	20,628
David W. Joos	8,820		7,905		3,349	106,677	126,751

(a)	The amounts reflected in this column are also disclosed in the subsequent Nonqualified Deferred Compensation Table (column (c)).

(b)	Includes: $12,250 contributed by the Corporation under the Defined Company Contribution Plan provisions of the Savings Plan.

(c)	Includes: $43,112 contributed by the Corporation under the DC SERP.

(d)	The amounts reflected in this column represent the maximum amount expended on an individual mandatory annual executive physical exam for a NEO. The maximum amount is used for all NEOs to ensure that no protected health-related information is disclosed. In addition, in 2010, Mr. Joos received director compensation of fees earned or paid in cash of $104,417.

2010 Grants of Plan-Based Awards

								All Other
								Stock	Grant
								Awards	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Value of
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock (3)	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John G. Russell (5)	8/04/10	—	—	—	41,500	83,000	166,000	—	1,439,884
	8/04/10	—	—	—	—	—	—	41,500	666,490
	—	169,564	678,257	1,356,515	—	—	—	—	—
Thomas J. Webb	8/04/10	—	—	—	13,500	27,000	54,000	—	468,396
	8/04/10	—	—	—	—	—	—	13,500	216,810
	—	101,250	405,000	810,000	—	—	—	—	—
James E. Brunner	8/04/10	—	—	—	11,950	23,900	47,800	—	414,617
	8/04/10	—	—	—	—	—	—	11,900	191,114
	—	63,000	252,000	504,000	—	—	—	—	—
John M. Butler (5)	8/04/10	—	—	—	6,750	13,500	27,000	—	234,198
	8/04/10	—	—	—	—	—	—	6,700	107,602
	—	47,106	188,424	376,848	—	—	—	—	—
David G. Mengebier	8/04/10	—	—	—	6,250	12,500	25,000	—	216,850
	8/04/10	—	—	—	—	—	—	6,200	99,572
	—	46,063	184,250	368,500	—	—	—	—	—
David W. Joos (5)	5/21/10	—	—	—	—	—	—	104,229	1,540,505
	—	278,750	1,115,000	2,230,000	—	—	—	—	—

(1)	This compensation consists of cash awards under our Bonus Plan. For each NEO, the actual payment was 143% of target and is reported as Non-Equity Incentive Plan compensation in the 2010 Summary Compensation Table. These cash awards were granted and earned in 2010, with the payouts approved by the Compensation Committees in February 2011 and the awards paid in March 2011. Under the Bonus Plan, the threshold payout is 25% of the target payout and the maximum payout is 200% of the target payout.

(2)	These awards consist of restricted stock awarded under our Stock Plan. 66.7% of the 2010 restricted stock awards were performance-based and vest 100% three years after the original grant date, contingent on a relative comparison of CMS’ TSR to the TSR of the Performance Peer Group.

(3)	Includes the remaining 33.3% of the 2010 restricted stock awards awarded under our Stock Plan that vest based upon tenure only. On May 21, 2010, Mr. Joos received a special 2010 tenure-based restricted stock award of 100,000 shares for ongoing advice and counsel to the CEO and also a tenure-based restricted stock award of 4,229 shares equivalent to the 2010 annual director equity grant.

(4)	The amounts in column (j) are based upon the aggregate grant date fair value reflected in columns (g) and (i) as determined pursuant to ASC 718, based upon probable outcome of the performance-based vesting conditions. See Note 13, Stock Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718.

(5)	The estimated future payouts under non-equity incentive plan awards for Mr. Russell are based on his salary from January 1, 2010, to May 31, 2010, and a target percent of 65% plus his increased salary from June 1, 2010, and December 31, 2010, and a target percent of 100%. The estimated future payouts for Mr. Butler are based on his salary from January 1, 2010 to May 31, 2010, and his increased salary from June 1, 2010, and December 31, 2010, and a constant target percent of 55%. The incentive plan awards for Mr. Joos are based on his January 1, 2010, salary and a target percent of 100%.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2010, none of the NEOs were employed pursuant to a “traditional” employment agreement with CMS or Consumers. Three NEOs have entered into Executive Severance Agreements which have change-in-control provisions and two NEOs have entered into separate Change-in-Control Agreements and Severance Agreements with us. Please see Potential Payments Upon Termination or Change-in-Control, below, for a description of such agreements.

Restricted Stock Awards

Please see the Elements of Our Compensation Program, Equity Compensation for a description of the Stock Plan.

Cash Bonuses

In 2010, the Compensation Committees established potential cash bonuses for each of our NEOs under the Bonus Plan. The amount of the potential bonuses was tied to satisfaction of Plan EPS and Cash Flow targets approved by the Compensation Committees. The Bonus Plan bonuses were earned by the NEOs at 105% of the target level for Plan EPS and at 264% of the target level for Cash Flow for a combined total payout of 143% of the target level and are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see the Compensation Discussion and Analysis for a description of the Bonus Plan.

Salary and Bonus in Proportion to Total Compensation as Defined by the Summary Compensation Table

Our NEOs generally receive from 47% to 63% of their compensation in the form of base salary and cash incentive awards under our Bonus Plan. As noted in the Compensation Discussion and Analysis section, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals. Please see the Compensation Discussion and Analysis above for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards			Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan
						Plan	Awards:
						Awards:	Market or
						Number of	Payout Value
					Market	Unearned	of Unearned
				Number of	Value	Shares,	Shares,
	Number of			Shares or	of Shares or	Units or	Units or
	Securities			Units of	Units of	Other	Other
	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Option		That Have	That Have	That Have	That Have
	Options -	Exercise	Option	Not Vested	Not Vested	Not Vested	Not Vested
	Exercisable	Price	Expiration	(1)	(2)	(1)(3)	(2)(3)
Name	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

John G. Russell	10,000	31.0400	3/21/11	100,020	1,860,372	350,512	6,519,523
	16,000	22.2000	3/21/12
Thomas J. Webb	—	—	—	41,520	772,272	188,423	3,504,668
James E. Brunner	—	—	—	33,960	631,656	153,337	2,852,068
John M. Butler	—	—	—	32,500	604,500	78,351	1,457,329
David G. Mengebier	8,000	31.0400	3/21/11	17,220	320,292	77,630	1,443,918
	25,000	29.5700	6/23/11
	12,000	22.2000	3/21/12
David W. Joos	50,000	31.0400	3/21/11	104,229	1,938,659	570,440	10,610,184
	50,000	20.0000	5/31/11
	65,000	22.2000	5/31/11

(1)	Vesting dates for the outstanding shares of restricted stock (based upon the combination of tenure-based awards reflected at the original share amounts awarded and performance-based awards reflected at the ‘maximum’ levels awarded under the Stock Plan) are as follows:
Mr. Russell: 94,640 (8/6/11), 20,000 (1/22/12), 125,000 (8/12/12) and 210,892 (8/4/13);
Mr. Webb: 73,640 (8/6/11), 87,700 (8/12/12) and 68,603 (8/4/13);
Mr. Brunner: 57,820 (8/6/11), 68,800 (8/12/12) and 60,677 (8/4/13);
Mr. Butler: 27,300 (8/6/11), 15,000 (1/22/12), 34,300 (8/12/12) and 34,251 (8/4/13);
Mr. Mengebier: 28,840 (8/6/11), 34,300 (8/12/12) and 31,710 (8/4/13); and
Mr. Joos: 270,240 (8/6/11), 300,200 (8/12/12) and 104,229 (5/21/13).

For performance-based restricted shares awarded on or after August 4, 2010, in lieu of dividends, recipients receive additional performance-based restricted shares that will vest/forfeit based on the CMS TSR performance and are included above.

(2)	Calculated based upon the December 31, 2010, closing price of Common Stock of $18.60 per share.

(3)	Per SEC regulations, the shares and dollars disclosed in the above table in columns (g) and (h), are based upon the maximum award allowable under the Stock Plan.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized On	Acquired on	Realized On
	Exercise	Exercise	Vesting	Vesting (1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

John G. Russell	—	—	26,410	446,065
Thomas J. Webb	—	—	21,218	358,372
James E. Brunner	—	—	15,926	268,990
John M. Butler	—	—	7,358	124,277
David G. Mengebier	—	—	6,350	107,252
David W. Joos	—	—	192,615	2,870,594

(1)	The value realized is based upon the Common Stock closing price of $16.89 on 8/6/10 for Messrs. Russell, Webb, Brunner, Mengebier and Joos; and 148,900 shares calculated based on the Common Stock closing price of $14.32 on 6/1/10 for Mr. Joos. In 2010, the restricted stock awards from 2007 completed their three year performance cycle. Our TSR for that three-year period (from August 2007 to August 2010) was 2.8% and our minimum threshold was 20%. The relative TSR target was the median TSR for the Performance Peer Group which was 10%. Based on the provisions of those awards, 49.6% of the original number of shares awarded were forfeited in 2010 and the remaining 50.4% vested on August 8, 2010.

2010 Pension Benefits

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service (1)	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

John G. Russell	Pension Plan	29.00	802,445	—
	DB SERP	30.17	3,151,022	—
Thomas J. Webb	Pension Plan	8.55	339,858	—
	DB SERP	16.99	3,493,252	—
James E. Brunner	Pension Plan	33.73	1,243,632	—
	DB SERP	35.00	2,680,505	—
John M. Butler (2)	Pension Plan	N/A	N/A	—
	DB SERP	N/A	N/A	—
David G. Mengebier	Pension Plan	20.00	598,262	—
	DB SERP	27.72	1,308,410	—
David W. Joos (3)	Pension Plan	30.50	—	926,218
	DB SERP	35.00	12,873,043	554,606

(1)	The DB SERP provides for an additional year of service credit for each year of service (“preference service”) until the total of actual and additional service equals 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non-qualified benefit but does not affect the qualified pension plan benefit. The present value benefit augmentation attributable to the preference service under the DB SERP plan is as follows: Mr. Russell $135,856; Mr. Webb $1,926,850; Mr. Brunner $130,446 and Mr. Mengebier $470,105.

(2)	Mr. Butler, who was hired after June 30, 2003, is not eligible to participate in the Pension or DB SERP Plans. See the All Other Compensation and the Nonqualified Deferred Compensation tables and the corresponding footnotes for details regarding the plans in which Mr. Butler participates.

(3)	Mr. Joos retired as of June 1, 2010, and elected to receive a $926,218 lump sum pension payout under the Pension Plan. Pursuant to the terms of the DB SERP, Mr. Joos is receiving the benefits accrued under the DB SERP in monthly installment payments.

The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service, age at retirement and the sum of the five highest calendar years of base pay divided by 60. Base pay excludes overtime pay and bonuses. Base pay for purposes of calculating a benefit cannot exceed the annual compensation limit established by law, which is $245,000 for 2010. Benefits are payable at retirement. A participant is vested in his or her benefit after five years of service. The standard form of benefit for an unmarried retiring employee is a life annuity. The standard form of benefit for a married retiring employee is a 50% joint and survivor annuity. The Pension Plan offers retiring employees additional forms of joint and survivor annuities, allowing retirees to select an alternative most suitable to their financial planning needs. An unmarried retiring employee may elect to have his or her benefit paid in the form of a single sum. A married retiring employee must receive the notarized consent of his/her spouse in order to elect a single sum payment. The benefit formula provides an annuity equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service. This amount is subject to the Social Security adjustment which is 0.5% multiplied by 1/12th of the average of the participant’s three most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula. To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity for each full year of service above 35. This benefit is added to the life annuity after the adjustment for Social Security. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add-on benefit for long-term employees when an employee retires on or after age 58 and has 30 or more years of service. This add-on benefit is equal to the participant’s accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage at the time of the employee’s retirement, and is added to the retiring employee’s retirement annuity. In accordance with SEC guidelines, the present value information contained in this report is based on Financial Accounting Standards Board Accounting Codification Topic ASC 960, Plan Accounting-Defined Benefit Plans (ASC 960) assumptions and applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan also provides a temporary monthly Supplement Early Retirement Income (“SERI”) subsidy to participants, payable at retirement if the participant is at least age 55 but not more than 62, age-plus-plan service equals 80 or greater, and his or her monthly life annuity benefit does not exceed $2,200. The SERI maximum is reduced by 4% for each full or partial year the participant has less than 30 years of service. The SERI portion of the benefit ceases at age 62. The Pension Plan provides a pre-retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by CMS to be totally and permanently disabled. Payments continue until the participant recovers from the disability, elects early retirement or reaches the normal retirement age of 65, at which point the participant converts to a pension benefit using the formula detailed above. The monthly disability benefit is determined by multiplying $26.00 by years of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under Section 415 of the IRC to no more than $195,000 payable at age 65. Messrs. Webb, Mengebier and Brunner are currently eligible to elect early retirement. The remaining NEOs eligible to participate in the Pension Plan are below the minimum retirement age of 55. The Present Value of Accumulated Benefit column above is determined using the ASC 960, Plan Accounting-Defined Benefit Plans assumptions including a discount rate (currently 5.40%) and mortality (currently based on the 2000 mortality table with projected mortality improvements).

The DB SERP is an unfunded non-qualified supplemental defined benefit retirement plan which provides benefits based on pay, bonuses and added service that are not provided by the Pension Plan. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan; however the DB SERP does not contain the add-on benefit described above. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Corporation can obtain the assets of the trust) has been established by the Corporation for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Under the DB SERP, a participant must have five full years of participation in the DB SERP and reach a minimum age of 55 to be able to receive the retirement benefit discussed above. Participants with five full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of bonuses and added service. Participants who terminate service prior to age 55 receive their vested benefit starting the first of the month on or after their 55th birthday at a level equal to 38.3% of the age 65 benefit. A participant whose services are terminated for any reason prior to attaining five full years of actual or disability service is not eligible for payments from the DB SERP except as provided for in any employment agreement. The standard form of benefit is a monthly annuity. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. NEOs have elected a single life annuity or a joint and survivor monthly annuity. The Present Value of Accumulated Benefit column in the table above is determined using the ASC 960 assumptions including a discount rate (currently 5.40%) and mortality (currently based on the 2000 mortality table with projected mortality improvements).

2010 Nonqualified Deferred Compensation (1)

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance at
	in Last FY (2)	in Last FY (3)	in Last FY	in Last FY	Last FYE (5)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

John G. Russell	—	—	11,805	—	103,950
Thomas J. Webb	25,800	15,480	10,995	(27,573)	111,708
James E. Brunner	10,500	6,300	18,463	—	97,143
John M. Butler	5,850	46,622 (4)	8,388	—	187,732
David G. Mengebier	5,400	3,240	2,488	—	59,828
David W. Joos	13,175	7,905	81,922	—	1,019,082

(1)	Nonqualified deferred compensation plans are plans providing for deferral of compensation that do not satisfy the minimum coverage nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the IRC. For CMS, this table only includes the DSSP and DC SERP and does not include CMS’ contributions or related CMS match to the Savings Plan which is a tax qualified defined contribution plan and shown in the 2010 All Other Compensation Table.

(2)	This compensation is also reflected in the 2010 Summary Compensation table — Salary column.

(3)	This compensation is reflected in the 2010 All Other Compensation table.

(4)	Includes $43,112 contributed by the Corporation under the DC SERP.

(5)	The following amounts were previously reported as compensation in the Summary Compensation Tables for 2009 and 2008; respectively: Messrs. Russell $0 / $0; Webb $40,320 / $39,840; Brunner $15,840 / $15,840; Butler $39,126 / $45,246; Mengebier $8,160 /$8,543 and Joos $80,640 / $78,240.

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit ($245,000 for 2010) is eligible and may elect to participate in The Deferred Salary Savings Plan (the “DSSP”), an unfunded nonqualified tax deferred defined contribution plan. A participant in the DSSP may elect in the prior year to defer from 1% to 6% of his or her base salary that exceeds the legal compensation limit and CMS will match 60% of the deferral; provided, however that the participant must also defer at least 6% of base salary under the Savings Plan. In addition, a DSSP eligible participant may elect an additional deferral up to 50% of the participant’s base salary for the calendar year. This additional deferral is not eligible for a Corporation match. The combined maximum total of the two DSSP deferral amounts and the 6% Savings Plan deferral is 56% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date five or more years in the future, in a lump sum upon separation from service with CMS or as a series of payments from 2 to 15 years after separation from service. CMS has elected to outsource the DSSP record keeping to Fidelity Investments. In addition, CMS has elected to place funds with the record keeper equal to CMS’ future obligations; however, the DSSP remains an unfunded deferred compensation plan and any amounts placed with the record keeper are subject to the claims of creditors of CMS. The participant decides how Corporation contributions are invested among a broad array of mutual funds selected by CMS and provided by the record keeper. Earnings in the DSSP are based on the change in market value of the mutual funds selected by the participant.

See the prior description of the DC SERP under the heading of Supplemental Pension Plans.

Potential Payments upon Termination or Change-in-Control

As noted above under the Compensation Discussion and Analysis — Post-Termination Compensation — Severance Agreements, we have entered into three separate types of agreements with our NEOs regarding termination. Three of the NEOs (Messrs. Russell, Webb and Mengebier) have entered into Executive Severance Agreements (“ES Agreements”) which provide for payments and other benefits if the NEO is terminated under circumstances specified in the ES Agreement at a time when we have not undergone a Change-In-Control (as defined in the ES Agreement). The ES Agreements also provide for payments and other benefits if the NEO is terminated under the circumstances specified in the ES Agreement within two years following a Change-in-Control of CMS. A description of the terms of each of these agreements follows. We have Change-in-Control Agreements (“CIC Agreements”) that two of our NEOs (Messrs. Brunner and Butler) have entered into which provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years following a Change-in-Control of CMS. We have also entered into Officer Separation Agreements (“OS Agreements”) with Messrs. Brunner and Butler. The OS Agreements provide for payments and other benefits if the officer is terminated under circumstances specified in the OS Agreement at a time when we have not undergone a Change-In-Control (as defined in the CIC Agreement).

Executive Severance and Officer Separation Agreements.  All of the ES Agreements and the OS Agreements provide for payments of certain benefits, as described in the table below, upon termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under these agreements is an understanding of the definition of “Cause” that is used in those agreements. For purposes of these agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft or other act constituting a felony involving moral turpitude.

•	If the Corporation does not have Cause and terminates a NEO who has an ES Agreement for any reason, the NEO receives the benefits described in the table below, which assumes that the termination had taken place on December 31, 2010, the last day of our most recent fiscal year.

These agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include non-compete and non-solicitation provisions that would apply for a period of 12 months following the NEO’s termination of employment and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment. Payments under these agreements are made in lump sums.

Change-in-Control Agreements and Provisions.  All of the ES Agreements and CIC Agreements contain provisions which provide for payments in event of a Change-in-Control. The Change-in-Control provisions (“CIC Provisions”) function in a similar manner to the severance provisions in the ES Agreements and the OS Agreements, except that NEOs become entitled to benefits under the CIC Provisions only in the event of a double trigger consisting of a Change-in-Control and qualifying termination of employment during the two-year period following the Change-in-Control. A Change-in-Control of CMS is defined in both the ES Agreements and the CIC Agreements to mean:

•	the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;

•	the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of our then outstanding voting securities;

•	a change in the composition of our Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new directors elected or nominated by at least 2/3 of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute a majority of the Board of Directors; or

•	the liquidation or distribution of all or substantially all of our assets.

The rights to which an NEO is entitled under the CIC Provisions upon a termination of his or her employment are dependent on the circumstances of the termination. The definition of Cause and Good Reason are central to an understanding of the NEO’s rights under the CIC Provisions. Under the CIC Provisions:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including, but not limited to, willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft or other act constituting a felony involving moral turpitude.

•	The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if the assignment to the NEO of duties is materially inconsistent with his position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect immediately prior to the Change-in-Control; the Corporation takes any action which results in a material diminution of the NEO’s position, authority, duties, or responsibilities as constituted immediately prior to the Change-in-Control (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the NEO); there is a material reduction in the NEO’s base salary, bonus opportunity, Stock Plan award level, benefits, or status (subject to the right to remedy); or under other circumstances specified in the definition, including the relocation of the NEO’s principal job location or office to more than 35 miles from its location at the time the CIC Agreement was entered into.

Benefits are payable in lump sums except in the case of certain DB SERP payments which may be paid in installments.

The benefits to be provided to the NEOs in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2010, the last day of our most recent fiscal year.

As part of the CIC Provisions, CMS has agreed to pay any IRC Section 280G and Section 4999 excise taxes that the NEO would be subject to as a result of the payments following Change-in-Control. In 2010, the Compensation Committees determined that no future CIC Agreement will contain a tax gross-up provision. In 2011, Messrs. Butler and Brunner entered into revised CIC agreements that did not contain a tax gross-up provision.

As part of the CIC Provisions, a terminated NEO may receive the greater of base salary plus incentive plan bonus at 100% performance target or actual incentive payment, if the NEO agrees to enter into a “non-compete” agreement. For Messrs. Brunner and Butler, the payment under this provision is limited to base salary plus incentive plan bonus at 100% performance target.

Restricted stock under the CIC Agreements includes double trigger vesting provisions (meaning, both a change in control and a qualifying termination of employment must occur in order for the equity to vest). Upon death or disability, 100% of the restricted stock vests. Upon retirement, all restricted stock except for those granted during 2010 will vest if subject only to tenure-based restrictions or will vest based on actual performance at the end of the applicable performance cycle. Restricted stock awarded in 2010 or later, will vest if subject only to tenure-based restrictions or will vest upon satisfaction of any performance-based restrictions on a pro-rata basis based on service during the performance period and actual performance of the Corporation during the performance cycle. In the case of retirement, the Compensation Committees have the discretion to waive the forfeiture of restricted stock awarded during the 12-month period immediately preceding retirement and allow vesting, as described in the previous sentence, of all restricted stock. The Compensation Committees exercised this discretion for Mr. Joos upon his retirement. NEOs cannot receive benefits under both the CIC Provisions and the severance provisions of the agreements.

Potential Payments Upon Change-in-Control or Termination

	John G.	Thomas J.	James E.	John M.	David G.
	Russell	Webb	Brunner	Butler	Mengebier
	($)	($)	($)	($)	($)

Change in Control Payments(1):
Two times 2010 base salary	1,800,000	1,350,000	840,000	710,000	670,000
Two times incentive plan bonus @ 100% performance target or actual incentive payment whichever is greater	1,800,000	1,082,620	—	—	537,240
Two times incentive plan bonus @ 100% performance target	—	—	504,000	390,500	—
Pro-rata incentive plan bonus based on service period in year triggered	900,000	405,000	252,000	195,250	184,250
Estimated Payment for ‘Non-compete’ Agreement	1,800,000	1,216,310	672,000	550,250	603,620
Medical Coverage Payment(2)	47,737	47,737	47,737	47,737	47,737
‘In-the-Money’ Stock Options(3)	—	—	—	—	—
Unvested restricted stock awards(3)	5,340,060	2,710,020	2,202,240	1,400,580	1,114,140
Excise Tax Equalization Payment(4)	4,882,181	—	1,596,012	931,167	1,011,763

Total	16,569,978	6,811,687	6,113,989	4,225,484	4,168,750

Termination Without Cause Payments(5):
Two times 2010 base salary	1,800,000	1,350,000	—	—	670,000
One and one half times 2010 base salary	—	—	630,000	532,500	—
Two times incentive plan bonus @ 100% performance target or actual incentive payment whichever is greater	1,800,000	1,082,620	—	—	537,240
Pro-rata incentive plan bonus based on service period in year triggered	900,000	405,000	252,000	195,250	184,250
Unvested restricted stock awards(3)	—	—	2,202,240	1,400,580	—
Medical Coverage Payment(2)	31,824	31,824	47,737	47,737	31,824

Total	4,531,824	2,869,444	3,131,977	2,176,067	1,423,314

Retirement/Disability:
Pro-rata incentive plan bonus based on service period in year triggered	900,000	405,000	252,000	195,250	184,250
‘In-the-Money’ Stock Options(3)	—	—	—	—	—
Unvested restricted stock awards(6)	3,345,991	2,061,345	1,628,839	1,077,052	814,624

Total	4,254,991	2,466,345	1,880,839	1,272,302	998,874

Death:
Pro-rata incentive plan bonus based on service period in year triggered	900,000	405,000	252,000	195,250	184,250
‘In-the-Money’ Stock Options(3)	—	—	—	—	—
Unvested restricted stock awards(3)	5,340,060	2,710,020	2,202,240	1,400,580	1,114,140

Total	6,240,060	3,115,020	2,454,240	1,595,830	1,298,390

(1)	Pursuant to the CIC Provisions in the ES Agreements for Messrs. Russell, Webb and Mengebier, and pursuant to the CIC Agreements for Messrs. Brunner and Butler. In addition to the amounts shown above, in the event of a Change-in-Control, Messrs. Russell, Webb, Brunner and Mengebier, would receive the following incremental increases in their monthly SERP benefits: $20,000; $5,197; $3,244; and $2,426 respectively. In the event of a Change-in-Control, Mr. Butler’s DC SERP account balance would fully vest.

(2)	The Change in Control Medical Coverage Payments includes three years of company-paid medical expenses. Termination Without Cause Medical Coverage Payments include two years of company-paid medical expenses, except for Mr. Brunner and Mr. Butler which include three years of company-paid medical expenses.

(3)	Based upon the December 31, 2010, closing price of Common Stock of $18.60 per share. The unvested restricted stock awards outstanding are based on target levels.

(4)	As part of the CIC Provisions, we will make an Excise Tax Equalization Payment to reimburse the NEO for all applicable excise taxes and all income and employment taxes related to that reimbursement. The listed Change-In-Control payments are generally subject to excise taxes, except for the stock options, the non-compete payments and a small portion of the restricted stock awards. In 2011, Messrs. Brunner and Butler executed new Change-In-Control agreements which do not include Excise Tax Equalization Payments. In addition, Mr. Brunner’s and Mr. Butler’s new agreements contain a “best net benefit” provision which could reduce the amount the Corporation will pay if an excise tax is required to be paid by either NEO.

(5)	Mr. Brunner’s and Mr. Butler’s amounts reflect payments under OS Agreements which were entered into in 2009; other NEOs are covered by ES Agreements.

(6)	Based upon the December 31, 2010, closing price of Common Stock of $18.60 per share less the pro-rata portion of unvested restricted stock awards awarded as of December 31, 2010. The unvested restricted stock awards outstanding are based on target levels.

Mr. Joos received compensation of $6,556,277 as a result of his retirement as President and CEO on June 1, 2010, including: restricted stock award of $1,540,505 (104,229 shares); non-equity incentive compensation of $664,354; lump-sum pension payout of $926,218; DB SERP (monthly installments) of $554,606; and the value of vested restricted stock awards of $2,870,594 (192,615 shares).

2010 Directors’ Compensation (1)

	Fees		All Other
	Earned or	Stock	Compen-
	Paid in Cash	Awards(2)(3)	sation(4)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Current Directors:
Merribel S. Ayres	82,750	62,505	—	145,255
Jon E. Barfield	74,750	62,505	—	137,255
Stephen E. Ewing	76,250	62,505	—	138,755
Richard M. Gabrys	84,250	62,505	—	146,755
Philip R. Lochner, Jr.	92,958	62,505	—	155,463
Michael T. Monahan	92,250	62,505	1,000	155,755
Kenneth L. Way	83,083	62,505	—	145,588
John B. Yasinsky	86,750	62,505	13,807	163,062

Former Directors:
Joseph F. Paquette, Jr.	40,125	—	—	40,125
Percy A. Pierre	51,833	—	1,567	53,400
Kenneth Whipple	94,333	—	2,635	96,968

(1)	All 2010 compensation earned by Mr. Joos is included in the 2010 Summary Compensation Table.

(2)	Amounts represent the aggregate grant date fair value of the annual equity awards to the non-employee directors. See Note 13, Stock Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value pursuant to ASC 718.

(3)	The aggregate number of unvested stock awards outstanding as of December 31, 2010, for each Director: Ms. Ayres, Messrs. Barfield, Gabrys, Lochner, Monahan, Way, and Yasinsky was 12,184 shares; and Mr. Ewing was 7,736.

(4)	All Other Compensation for the current directors includes imputed income related to health or life insurance as well as any matching gift contributions made by the Corporation to charitable organizations to which the director made a contribution. The imputed income for the life insurance coverage in 2010 was: Messrs. Pierre, $1,567; Whipple, $2,635; and Yasinsky, $3,385. The imputed income for health insurance coverage in 2010 was: Mr. Yasinsky, $10,422. In 2010, the Corporation made matching gift contributions to charitable organizations supported by Mr. Monahan amounting to $1,000.

Narrative to Director Compensation Table

In 2010, directors who were not CMS or Consumers employees received an annual retainer fee of $50,000, $1,500 for attendance at each Board meeting, $750 per meeting for special telephonic meetings of the Board (or one-half the regular Board meeting rates) and $1,500 for attendance at each committee meeting. In addition, the Chair of the Audit Committees received an annual retainer fee of $10,000 and each other Audit Committee member received an annual retainer fee of $2,000. The Chairs of the Compensation Committees, Finance Committees, and the Governance Committees each received an annual retainer fee of $7,500. The Presiding Director received an annual retainer fee of $10,000. Effective January 1, 2011, the Presiding Director receives an annual retainer fee of $15,000, an increase of $5,000 per year and the Chair of the Audit Committees receives an annual retainer fee of $12,500, an increase of $2,500 per year.

In May 2010, all of the non-employee directors were awarded a number of shares of restricted stock with a fair market value at the time of award of $62,505. In 2011, the annual restricted stock award will have a fair market value at the time of the May 2011 award of approximately $72,500. These restricted shares are 100% tenure-based and vest 100% three years from the original award date. Stock ownership guidelines have been adopted by the Board that align further the interests of the directors with the long-term shareholders. Board members are required to hold Common Stock equivalent in value to five times their annual cash retainer by the end of the fifth calendar year of becoming a director. In the event a director has not met the stock ownership guidelines in the prescribed time frame, in lieu of the director receiving his or her monthly cash retainer, the retainer will be used to purchase common stock until such time as the guideline has been met.

Directors are reimbursed for expenses incurred in attending Board or committee meetings and other company business. Directors who are CMS or Consumers employees do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Non-employee directors receive a single retainer fee and restricted share award for service on the CMS and Consumers Boards and each of their committees, as well as a single meeting attendance fee for concurrent meetings of the CMS and Consumers Boards or committees.

Pursuant to the Directors’ Deferred Compensation Plan, a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which a retainer and fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the retainer and fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director’s initial election. Fidelity Investments, an independent record keeper, administers the Directors’ Deferred Compensation Plan. The participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Our payment obligations to the director remain an unsecured contractual right to a payment. Only Mr. Paquette participated in 2010 and none of the directors participated in 2011. However, Mr. Barfield’s participation continues as a result of deferrals in the Plan from previous years.

Effective with the Annual Meeting of Shareholders in May of 2004, the Boards’ retirement payments policy was discontinued. Although certain current and previously retired directors’ accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors’ retirement payments policy provided those directors who retire with five years of service on the Board with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director’s years of service on the Board. All preserved payments will cease at the death of the retired director. Messrs. Yasinsky and Way are covered by this policy.

All non-employee directors historically had been offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors who had not elected the optional coverage prior to the Annual Meeting of Shareholders in 2004. Only Mr. Yasinsky is eligible for this coverage.

In connection with Mr. Joos’ resignation as CMS’ and Consumers’ CEO effective June 1, 2010, and the termination of his ES Agreement and its ongoing compensatory elements as an employee, each of the Compensation Committees and the Governance Committees reviewed his new responsibilities as non-executive Chairman of the Board of CMS and Consumers. Mr. Joos was provided with the same $120,000 retainer fee as was paid to the previous Chairman and received the various elements of the regular non-employee director compensation program. Mr. Joos does not serve on any of the standing Committees of the Boards, other than the Executive Committees, and thus does not receive the Committee retainers described above but does receive an Executive Committee attendance fee.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently enacted Section 14A of the Exchange Act, the Corporation is providing shareholders with an advisory (non-binding) vote on its compensation programs for its Named Executive Officers (NEO) as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under Compensation Discussion and Analysis in this proxy statement, the Corporation’s compensation program is organized around four principles: 1) NEO compensation should be aligned with increasing shareholder value, 2) the compensation program for NEOs should enable the Corporation to compete for and secure top executive talent, 3) NEO compensation should reward measurable results, and 4) the compensation program should be fair and competitive.

We have established a structure based on balance and simplicity:

•	Base pay targeted to approximate the median of a peer group made up of companies of similar business profile and size;

•	An annual incentive based on the achievement of EPS and cash flow goals; and

•	An LTI program delivered in restricted stock that is split between performance-based and tenure-based vesting (66% and 33%, respectively, for 2010; 75% and 25%, respectively, for 2011). The performance portion vests after three years based on our TSR relative to a large group of utility peers, while the tenure-based portion vests after three years of service.

We annually review all elements of NEO pay and, where appropriate for our business and shareholders, make changes to incorporate current best practices. As a result, we have:

•	Very limited perks — no planes, cars, clubs, security or financial planning. Our perks are a required physical, limited long-term disability coverage, and customary relocation benefits;

•	Clawbacks in place for the annual incentive and LTI programs;

•	Stock ownership guidelines for NEOs and directors — five times base pay for the CEO;

•	Compensation Committees which are comprised of only independent directors;

•	An independent compensation consultant retained by, and which reports to, the Compensation Committees and has no other business with the Corporation;

•	Annual reviews of our compensation and performance peer groups;

•	A comprehensive Compensation Committee calendar;

•	Regular briefings from the compensation consultant regarding key trends;

•	An annual review of CEO performance;

•	No traditional employment agreements. All of our agreements are in the form of Change in Control (“CIC”) and severance agreements, and those which are new or have been extended by the Compensation Committees contain no tax gross ups. CIC agreements always include double trigger vesting and severance amounts that do not exceed more than three times base pay and bonus;

•	No dividends paid on unvested performance-based restricted stock awards beginning with our 2010 awards. In lieu of dividends, recipients receive additional restricted shares that will vest/forfeit based on the same performance measures applicable to the underlying restricted stock;

•	No counting of performance-based restricted shares toward our stock ownership guidelines, beginning with the 2011 awards;

•	No tax reimbursements for life insurance, bonus, trusts, or stock vesting, nor in agreements which are new or have been extended by the Compensation Committees; and

•	A policy that prohibits hedging of the Corporation’s securities.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices disclosed in this proxy statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our NEO compensation by voting FOR the following resolution at the 2011 annual meeting:

RESOLVED: that the compensation paid to the Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is APPROVED.

This vote is an advisory vote only, and therefore it will not bind the Corporation or the Board. Your vote will not create or imply any change to the Corporation’s fiduciary duties or create or imply any additional fiduciary duties for the Corporation or the Board. However, the Board values the opinions that the shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY WITH WHICH AN ADVISORY VOTE ON EXECUTIVE COMPENSATION SHOULD BE HELD

We will provide shareholders with an advisory (non-binding) vote on executive compensation at least once every three years. Pursuant to recently enacted Section 14A of the Exchange Act, we are asking shareholders whether future advisory votes on executive compensation should be held every one, two or three years.

The Board believes that an annual frequency (“one-year”) for the advisory vote on executive compensation is the optimal interval for conducting and responding to an advisory vote on executive compensation. We believe that a one-year frequency provides the highest level of accountability and communication by enabling shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Corporation’s proxy statement every year. In addition, holding the advisory votes on executive compensation annually reflects sound corporate governance principles and is consistent with a majority of institutional investor polices.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and shareholders will not be given the option to only approve or disapprove the Board’s recommendations.

Although this advisory vote on the frequency of the executive compensation vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

For the reasons discussed above, we are asking our shareholders to vote for a ONE YEAR frequency when voting on this proposal at the 2011 Annual Meeting. This vote is an advisory vote only, and therefore it will not bind the Corporation or the Board. However, the Board will consider the voting results as appropriate when adopting a policy on the frequency of future advisory votes on executive compensation. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board as the shareholders’ recommendation as to the frequency of future advisory votes on executive compensation. Nevertheless, the Board may decide that it is in the best interests of our shareholders and the Corporation to hold advisory votes on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF AN ANNUAL FREQUENCY (“ONE YEAR”) FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEES

The Audit Committees of the Boards of Directors of CMS and Consumers oversee CMS’ and Consumers’ financial reporting process on behalf of the Boards. Management has the primary responsibility for the preparation, presentation and accuracy of the consolidated financial statements and the financial reporting process, including the systems of internal controls. The Audit Committees rely, without independent verification, on the information provided to them and on the representations made by management, the internal auditors and the independent auditors. Accordingly, the Audit Committees’ oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committees’ considerations and discussions referred to below do not assure that the audit of CMS’ and Consumers’ financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), that the financial statements are presented in accordance with generally accepted accounting principles, or that CMS’ and Consumers auditors are in fact “independent.”

In discharging their oversight responsibilities, the Audit Committees reviewed and discussed the audited consolidated financial statements of CMS and Consumers set forth in CMS’ and Consumers’ 2010 Annual Report to Shareholders and CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2010 with management of CMS and Consumers. The Audit Committees also discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm for CMS and Consumers, who are responsible for performing an independent audit of CMS’ and Consumers’ financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by PCAOB AU Section 380 — Communication with Audit Committees.

The Audit Committees have received a report on the quality control procedures of PwC. The Audit Committees have also discussed with management, the internal auditors and PwC the quality and adequacy of CMS’ and Consumers’ internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committees reviewed with the internal auditors and PwC their audit plans and audit scope.

The Audit Committees have received the written communications from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committees concerning independence and have discussed with PwC their independence from CMS and Consumers. The Audit Committees have discussed with PwC the compatibility of non-audit services with the auditor’s independence and have satisfied themselves as to PwC’s independence.

In reliance on the review and discussions referred to above, the Audit Committees recommended to the Boards that the audited consolidated financial statements be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

AUDIT COMMITTEES

Michael T. Monahan (Chair)
Merribel S. Ayres
Richard M. Gabrys
Philip R. Lochner, Jr.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC was the principal independent registered public accounting firm for CMS and Consumers for the years 2010 and 2009. Fees, including expenses, for professional services provided by the principal firm in each of the last two fiscal years are:

	2010	2009

Audit Fees	$4,079,803	$4,444,857
Audit-Related Fees	265,200	159,962
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$4,345,003	$4,604,819

Audit fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Audit-related fees include fees associated with assistance related to accounting systems and controls. Tax fees include fees for tax compliance, tax advice, and tax planning.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committees at their next scheduled meeting. One hundred percent of the services performed by the principal independent registered public accounting firm were approved in accordance with the policy.

PROPOSAL 4: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committees of the Corporation’s and Consumers’ Boards of Directors have adopted the following policy:

The Audit Committees’ selection of the Corporation’s independent auditor shall be submitted to the Corporation’s shareholders for their ratification at the Corporation’s Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committees’ selection, the Audit Committees will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year.

The Audit Committees have selected PwC, independent registered public accounting firm, to audit our consolidated financial statements for the year 2011. PwC served as our registered public accounting firm for the years 2010 and 2009. A representative of PwC will be present at the 2011 Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

YOUR BOARD RECOMMENDS RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS.

SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the 2011 Annual Meeting only if properly presented by or on behalf of the shareholder proponent. The shareholder proposal may contain assertions that we believe are or may be incorrect. We have not attempted to refute all of the inaccuracies. The CMS Board has recommended a vote against this proposal for the reasons set forth following the proposal. Share holdings of the shareholder proponent will be supplied upon oral or written request.

Shareholder Proposal — FINANCIAL RISKS OF RELIANCE ON COAL

As You Sow Foundation, 311 California Street, Suite 510, San Francisco, CA 94104, authorized by the L. Hamada and W. Hamada TTEE Williams M. Hamada Revocable Trust, has notified us that their representatives intend to present the following proposal at this year’s annual meeting:

RESOLVED: Shareowners request that CMS’s Board of Directors, at reasonable cost and omitting proprietary information, issue a report by November 2011 on the financial risks of continued reliance on coal contrasted with increased investments in efficiency and cleaner energy, including assessment of the cumulative costs of environmental compliance for coal plants compared to alternative generating sources.

Supporting Statement

Coal-dependent electric utilities face numerous challenges and uncertainty regarding environmental compliance costs, coal price-volatility, and the cost of carbon capture and storage for coal plants. This unprecedented combination of forces has led companies such as Progress, Duke and Excel to announce coal plant retirements.

In May 2010, CMS announced plans to halt building an 830 MW coal plant near Bay City, Michigan. However, CMS remains heavily dependent on coal: 96% of CMS’s generated electricity is from coal.

Coal combustion for electricity is a major contributor to air pollution and 98% of CMS’s SO2, 95% of its NOx, and 95% of its CO2 emissions are from its coal-burning activities.

EPA is developing a regulatory program for CO2 and other greenhouse gas emissions. However, the lack of national climate policy to reduce CO2 emissions further adds to the uncertain economics for coal plants. Commercial deployment of carbon capture and storage technology is 10 to 15 years away and “would increase electricity costs by about 30 to 80 percent,” the U.S. Government Accountability Office reports.

EPA is moving, in some cases pursuant to court order, to tighten regulation of the air, water, and waste impact of coal plants. EPA must issue new rules by 2014 governing wastewater from power plants, which are responsible for “a significant amount” of toxic pollutants such as mercury and arsenic discharged to surface waters. EPA’s pending regulations on storage and disposal of coal combustion wastes will likely increase operating costs for coal plants.

Industry analysts (Bernstein Research, Jeffries & Company, Standard & Poor’s, Wood Mackenzie) have concluded that the cost of additional environmental control equipment for NOx, particulates, and mercury may make it uneconomic to retrofit some older coal plants.

Declining coal reserves in central Appalachia, unprecedented coal price increases and volatility, versus abundant supplies and record low prices for cleaner burning natural gas, and declining costs for wind and solar energy make continued reliance on coal increasingly problematic.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

Board of Directors Statement in Opposition to the Shareholder Proposal

The CMS Board believes that this proposal is not in the best interest of CMS or its shareholders and opposes it for the following reasons:

This proposal seeks a report on the financial risks of continued reliance on coal contrasted with increased investments in efficiency and cleaner energy, including assessment of the cumulative costs of environmental compliance for coal plants compared to alternative generating sources. A report on this topic is unnecessary as the information is already available on the CMS Corporate Social Responsibility website (www.consumersenergy.com/responsibility). The Corporate Social Responsibility website contains our Balanced Energy Initiative — Electric Generation Alternatives Analysis (“BEI”) which was filed with the Michigan Department of Environmental Quality and the Michigan Public Service Commission along with other information relevant to this shareholder proposal.

The BEI is an assessment of future generation capacity needs and sources which takes into account the costs of current and future projected environmental policies and customer costs. We believe it is in our customer’s and shareholder’s best interests to provide electricity from a diverse portfolio of coal, natural gas, nuclear, hydro and renewable energy, as well as to reduce electric usage though energy efficiency and demand management programs.

As of today, about 5% of the power we supply to customers comes from Michigan-based renewable sources including hydro, wind, biomass, landfill gas and anaerobic digestion. By the end of 2012, about 8% of our power supply will come from such sources, growing to 10% in 2015. Most of this renewable investment is in wind power and over the next six years will represent a capital investment of more than $900 million in renewable energy growth.

The BEI takes into account alternative scenarios incorporating sensitivities around electric load fuel prices and carbon dioxide allowance price forecasts, power purchases from the market, as well as many other variables. These sensitivity analyses are based on detailed computer modeling techniques and risk analysis, and will ensure our future generation mix provides the lowest risk-adjusted cost portfolio for our customers, taking into account environmental considerations.

We have minimized the risks related to coal purchases by migrating to predominately low-sulfur Powder River Basin (Western) coal for approximately 85 percent of our total coal requirements. As illustrated in Figure #7 of the BEI, Western coal has the lowest price and least price volatility compared to natural gas and central Appalachian (Eastern) coal. Table #3 of the BEI illustrates the economic advantages of Western coal and the BEI also references the lower sulfur content of Western coal compared to Eastern coal. Therefore, the concerns raised by the Shareholder proponent as set forth in the proposal related to reliance on central Appalachian coal are not an issue for us.

Further evidence of Consumers Energy’s balanced approach to generation capacity was set forth in the Form 10-K, filed with the Securities and Exchange Commission (SEC) in February 2011. The Form 10-K contained a chart illustrating that Consumers Energy’s 2010 generation capacity of 8,601 megawatts (including capacity of 2,449 megawatts purchased under power purchase agreements) came from the following sources: coal 39%, gas 33%, pumped storage 10%, nuclear 8%, oil 7%, and renewable sources 3% (hydroelectric, landfill gas, biomass and wind).

The BEI also contains a 40-year cost summary of numerous lower-emitting technologies including coal, natural gas, wind, biomass, solar photovoltaic, nuclear and energy efficiency. That analysis demonstrates that coal is among the lowest 40-year cost technologies even with controls added for carbon dioxide emissions.

Our balanced approach, without a dominant reliance on any one capacity source, fuel or technological solution, represents an effective risk management strategy. It mitigates the significant uncertainties associated with future fuel prices, emission control regulations and costs, and the achievable levels of demand-side initiatives through prudent resource diversification.

Since the filing of the BEI in 2009, a decision was made to defer construction of the new clean coal plant. As the information contained on the Corporate Social Responsibility website demonstrates, even with the deferral of the plant, we continue to maintain a balanced and flexible approach to supply resources and the principles contained in the BEI.

The information already contained on the Corporate Social Responsibility website, including the BEI, as well as information contained in SEC filings reflects our view that a clean environment, sustainable energy policy and a solid economy are tightly linked, and that balancing these priorities is crucial. This strategy is designed to provide customers with reliable and competitively priced electricity in an environmentally responsible manner, while considering the risks from volatile fuel and energy market prices, future environmental regulations and technological developments. The BEI represents our comprehensive plan for meeting customer energy needs over the next two decades in a balanced way by taking advantage of a diversified resource portfolio approach.

For the aforementioned reasons, we oppose the proposal to produce a separate report on the financial risks of reliance on coal as being unnecessary.

2012 PROXY STATEMENT INFORMATION

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2012 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before December 10, 2011. Our Bylaws provide that in order for a shareholder to propose business or nominate persons for election to our Board at an annual meeting, written notice containing the information required by the Bylaws must be delivered to our Corporate Secretary no later than 60 days nor earlier than 90 days before the anniversary of the prior year’s annual meeting, that is, after February 20, 2012 but no later than March 21, 2012 for the 2012 annual meeting. Shareholder proposals and nominations should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

COMMON STOCK PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
The undersigned appoints DAVID W. JOOS, JOHN G. RUSSELL and CATHERINE M. REYNOLDS, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 AM Eastern Daylight Saving Time on May 20, 2011 and at the adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL ITEMS.
IF YOU CANNOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT RESPONSE.

Please Fold and Detach Proxy Card at Perforation
(After you vote by phone or Internet, PLEASE THROW AWAY THE CARD ABOVE.)
Thank you for being a CMS Energy shareholder.
Please take a moment now to vote your shares for the upcoming annual shareholders’ meeting.
Your Vote is Important!
You may vote in one of three ways:

OPTION 1:	Vote by telephone: Call toll free 1-888-297-9641 using a touch tone phone 24 hours a day, 7 days per week. Have your attached proxy card at hand when you call and then follow the instructions. If you wish to vote as recommended by the Board of Directors, simply press 1. That’s all there is to it ... End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts.

There is no charge for this call.

OPTION 2:	Vote via the Internet: www.proxyvoting.com/cms and respond to a few simple prompts.
THANK YOU FOR VOTING BY TELEPHONE OR INTERNET AND SAVING COSTS!

For Touch Tone Telephone: 1-888-297-9641
Internet Voting: www.proxyvoting.com/cms
(Your telephone or Internet vote authorizes the voting of your shares in the same manner as if you had marked, signed and returned your proxy card.)

OPTION 3:	If you do not have access to a touch tone phone or to the Internet, please complete and return the proxy card above.

PLEASE VOTE BY TOUCH TONE TELEPHONE OR INTERNET IF POSSIBLE TO MINIMIZE COSTS.
☐	TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY.
(No additional boxes need to be marked. If additional boxes are marked, this box will take precedence.)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ELECTION OF DIRECTORS	☐ FOR all nominees listed below (except as indicated below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below
(01) Merribel S. Ayres, (02) Jon E. Barfield, (03) Stephen E. Ewing, (04) Richard M. Gabrys,

(05) David W. Joos, (06) Philip R. Lochner, Jr., (07) Michael T. Monahan, (08) John G. Russell,

(09) Kenneth L. Way and (10) John B. Yasinsky.

(Instruction: To withhold authority to vote for an individual nominee, write that nominee’s name on the space, right.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2.	ADVISORY VOTE ON THE COMPENSATION OF THE EXECUTIVE OFFICERS.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 FOR A
1 YEAR FREQUENCY:

3.	ADVISORY VOTE ON THE FREQUENCY OF A SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
		☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

4.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PricewaterhouseCoopers LLP).	FOR	AGAINST	ABSTAIN
		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

5.	SHAREHOLDER PROPOSAL – FINANCIAL RISKS OF RELIANCE ON COAL	FOR	AGAINST	ABSTAIN
		☐	☐	☐

INTERNET ACCESS: I would prefer to access

☐	annual reports and proxy statements on the internet. (No paper copies. You do not need to provide an E-mail address.)

☐	ANNUAL REPORTS: I receive more than one CMS annual report. Please do not send annual reports for this account in the future.
IF YOU CANNOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. No postage is needed if mailed in the United States.

Signed

Dated	, 2011